UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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UGI Corporation

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UGI
CORPORATION

Notice of January 19, 2012 Annual Meeting and Proxy Statement

BOX 858 VALLEY FORGE, PA 19482 — 610-337-1000
UGI
CORPORATION
LON R. GREENBERG
Chairman and
Chief Executive Officer

December 9, 2011
Dear Shareholder,
On behalf of our entire Board of Directors, I cordially invite you to attend our Annual Meeting of Shareholders on Thursday, January 19, 2012. At the meeting, we will review UGI’s performance for Fiscal 2011 and our expectations for the future.
I would like to take this opportunity to remind you that your vote is important. On December 9, 2011, we mailed our shareholders a notice containing instructions on how to access our 2011 proxy statement and annual report and vote online. Please read the proxy materials and take a moment now to vote online or by telephone as described in the proxy voting instructions. Of course, if you received these proxy materials by mail, you may also vote by completing the proxy card and returning it by mail.
I look forward to seeing you on January 19th and addressing your questions and comments.

Sincerely, Lon R. Greenberg

460 NORTH GULPH ROAD, KING OF PRUSSIA, PA 19406

BOX 858 VALLEY FORGE, PA 19482 — 610-337-1000
UGI
CORPORATION

December 9, 2011
Notice of
annual meeting of Shareholders
The Annual Meeting of Shareholders of UGI Corporation will be held on Thursday, January 19, 2012, at 10:00 a.m., at The Desmond Hotel and Conference Center, Ballrooms A and B, One Liberty Boulevard, Malvern, Pennsylvania. Shareholders will consider and take action on the following matters:
1. election of ten directors to serve until the next annual meeting of Shareholders;
2. a non-binding advisory vote on a resolution to approve UGI Corporation’s executive compensation;
3. a non-binding advisory vote to determine the frequency with which shareholders will be asked to give an advisory vote on executive compensation;
4. ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for Fiscal 2012; and
5. transaction of any other business that is properly raised at the meeting.

Margaret M. Calabrese Corporate Secretary
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on January 19, 2012:
This Proxy Statement and the Company’s 2011 Annual Report are available at www.ugicorp.com.

UGI CORPORATION
460 North Gulph Road
King of Prussia, Pennsylvania 19406
Proxy Statement
Annual Meeting Information
This proxy statement contains information related to the Annual Meeting of Shareholders of UGI Corporation to be held on Thursday, January 19, 2012, beginning at 10:00 a.m., at The Desmond Hotel and Conference Center, Ballrooms A and B, One Liberty Boulevard, Malvern, Pennsylvania and at any postponements or adjournments thereof. Directions to The Desmond Hotel and Conference Center appear on page 79. This proxy statement was prepared under the direction of the Company’s Board of Directors to solicit your proxy for use at the Annual Meeting. It was made available to shareholders on or about December 9, 2011.
Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of printed proxy materials?
The Company has elected to provide access to the proxy materials over the Internet. We believe that this initiative enables the Company to provide proxy materials to shareholders more quickly, reduce the impact of our Annual Meeting on the environment, and reduce costs.
Who is entitled to vote?
Shareholders of record of our common stock at the close of business on November 14, 2011 are entitled to vote at the Annual Meeting, or any postponement or adjournment of the meeting scheduled in accordance with Pennsylvania law. Each shareholder has one vote per share on all matters to be voted on. On November 14, 2011, there were 115,458,302 shares of common stock outstanding.
What am I voting on?
You will be asked to elect ten nominees to serve on the Company’s Board of Directors, to provide an advisory vote on the Company’s executive compensation and on the frequency of future advisory votes on executive compensation and to ratify the appointment of our independent registered public accounting firm for Fiscal 2012. The Board of Directors is not aware of any other matters to be presented for action at the meeting.

How does the Board of Directors recommend I vote on the proposals?
The Board of Directors recommends a vote (i) FOR the election of each of the nominees for Director, (ii) FOR the approval, by advisory vote, of the compensation paid to our named executive officers, (iii) in favor of the Company conducting an advisory vote on executive compensation every one (1) year, and (iv) FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for Fiscal 2012.
How do I vote?
You may vote in one of three ways:
•	Over the Internet

If your shares are registered in your name: Vote your shares over the Internet by accessing the Computershare proxy online voting website at: www.envisionreports.com/UGI and following the on-screen instructions. You will need the control number that appears on your Notice of Availability of Proxy Materials when you access the web page.

If your shares are held in the name of a broker, bank or other nominee: Vote your shares over the Internet by following the voting instructions that you receive from such broker, bank or other nominee.

•	By Telephone

If your shares are registered in your name: Vote your shares over the telephone by accessing the telephone voting system toll-free at 1-800-652-8683 and following the telephone voting instructions. The telephone instructions will lead you through the voting process. You will need the control number that appears on your Notice of Availability of Proxy Materials when you call.

If your shares are held in the name of a broker, bank or other nominee: Vote your shares over the telephone by following the voting instructions you receive from such broker, bank or other nominee.

•	By Mail

If you received these annual meeting materials by mail: Vote by signing and dating the proxy card(s) and returning the card(s) in the prepaid envelope. Also, you can vote online or by using a toll-free telephone number. Instructions about these ways to vote appear on the proxy card. If you vote by telephone, please have your proxy card and control number available.

How can I vote my shares held in the Company’s Employee Savings Plans?
You can instruct the trustee for the Company’s Employee Savings Plans to vote the shares of stock that are allocated to your account in the UGI Stock Fund. If you do not vote your shares, the trustee will vote them in proportion to those shares for which the trustee has received voting instructions from participants. Likewise, the trustee will vote shares held by the trust that have not been allocated to any account in the same manner.
How can I change my vote?
You can revoke your proxy at any time before it is voted. Proxies are voted at the Annual Meeting. If you are a shareholder of record and you returned a paper proxy card, you can write to the Company’s Corporate Secretary at our principal offices, 460 North Gulph Road, King of Prussia, Pennsylvania 19406, stating that you wish to revoke your proxy and that you need another proxy card. Alternatively, you can vote again, either over the Internet or by telephone. If you hold your shares through a broker, bank or other nominee, you can revoke your proxy by contacting the broker, bank or other nominee and following their procedure for revocation. If you are a shareholder of record and you attend the meeting, you may vote by ballot, which will cancel your previous proxy vote. If your shares are held through a broker, bank or other nominee, and you wish to vote by ballot at the meeting, you will need to contact your bank, broker or other nominee to obtain a legal proxy form that you must bring with you to the meeting to exchange for a ballot. Your last vote is the vote that will be counted.
What is a quorum?
A quorum of the holders of the outstanding shares must be present for the Annual Meeting to be held. A “quorum” is the presence at the meeting, in person or represented by proxy, of the holders of a majority of the outstanding shares entitled to vote.
How are votes, abstentions and broker non-votes counted?
Abstentions are counted for purposes of determining the presence or absence of a quorum, but are not considered a vote cast under Pennsylvania law.
A broker non-vote occurs when a broker, bank or other nominee holding shares on your behalf does not receive voting instructions from you. If that happens, the broker, bank or other nominee may vote those shares only on matters deemed “routine” by the New York Stock Exchange, such as the ratification of the appointment of the Company’s independent registered public accounting firm. A “broker non-vote” occurs when a broker has not received voting instructions and either declines to exercise its discretionary authority to vote on routine matters or is barred from doing so because the matter is non-routine. Broker non-votes are counted to determine if a quorum is present, but are not considered a vote cast under Pennsylvania law.

As a result, abstentions and broker non-votes are not included in the tabulation of the voting results on issues requiring approval of a majority of the votes cast and, therefore, do not have the effect of votes in opposition in such tabulation.
What vote is required to approve each item?
The Director nominees will be elected by a plurality of the votes cast at the Annual Meeting.
The approval, by advisory vote, of UGI Corporation’s executive compensation requires the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the 2012 Annual Meeting. This vote is advisory in nature and therefore not binding on UGI Corporation, the Board of Directors or the Compensation and Management Development Committee. However, our Board of Directors and the Compensation and Management Development Committee value the opinions of the Company’s shareholders and expect to consider the outcome of this vote in their future deliberations on the Company’s executive compensation programs.
Shareholders may vote for “one year,” “two years,” or “three years,” or may abstain from voting, for the advisory vote on the frequency of future advisory votes on executive compensation. The option of one year, two years, or three years that receives a majority of all the votes cast by shareholders will be the frequency for the advisory vote on executive compensation selected by our shareholders. In the absence of a majority of votes cast in support of any one frequency, the option of one year, two years, or three years that receives the greatest number of votes will be considered the frequency selected by our shareholders. This vote is advisory in nature and therefore not binding on UGI Corporation or the Board of Directors. However, the Board of Directors will consider the outcome of this vote in its deliberations on the frequency of future advisory votes on the Company’s executive compensation programs.
The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for Fiscal 2012 requires the affirmative vote of a majority of the votes cast at the meeting to be approved.
Who will count the vote?
Computershare Inc., our Transfer Agent, will tabulate the votes cast by proxy or in person at the Annual Meeting.
What are the deadlines for Shareholders’ proposals for next year’s Annual Meeting?
Shareholders may submit proposals on matters appropriate for shareholder action as follows:
•
Shareholders who wish to include a proposal in the Company’s proxy statement and proxy for its 2013 annual meeting must comply in all respects with SEC rules relating to such inclusion and must submit the proposals no later than August 13, 2012.

•
With respect to shareholder proposals that are not intended for inclusion in the Company’s proxy materials for the 2013 annual meeting, if such a proposal is raised at the meeting, the proxy holders will have discretionary authority to vote on the matter if the Company does not receive notice of the proposal by October 25, 2012 or, if the proposal is so received by October 25, 2012, either the Company does not include advice on the nature of the matter and how the proxy holders intend to vote on the proposal or the proposal is made in connection with certain proxy contests.

All proposals and notifications should be addressed to the Corporate Secretary.
How much did this proxy solicitation cost?
The Company has engaged Georgeson Inc. to solicit proxies for the Company for a fee of $7,500 plus reasonable expenses for additional services. We also reimburse banks, brokerage firms and other institutions, nominees, custodians and fiduciaries for their reasonable expenses for sending proxy materials to beneficial owners and obtaining their voting instructions. Certain Directors, officers and regular employees of the Company and its subsidiaries may solicit proxies personally or by telephone or facsimile without additional compensation.
Securities Ownership of Management
The following table shows the number of shares beneficially owned by each Director, by each of the executive officers named in the Summary Compensation Table — Fiscal 2011, and by all Directors and executive officers as a group. The table shows their beneficial ownership as of October 1, 2011.
Our subsidiary, AmeriGas Propane, Inc., is the General Partner of AmeriGas Partners, L.P. (“AmeriGas Partners”), one of our consolidated subsidiaries and a publicly-traded limited partnership. The table also shows, as of October 1, 2011, the number of common units of AmeriGas Partners, and phantom units representing common units, beneficially owned by each Director and named executive officer, and by all Directors and executive officers as a group.
Mr. Greenberg beneficially owns approximately 1.6 percent of the outstanding common stock. Each other person named in the table beneficially owns less than 1 percent of the outstanding common stock and less than 1 percent of the outstanding common units of AmeriGas Partners. Directors and named executive officers as a group own approximately 3 percent of the outstanding common stock and less than 1 percent of the outstanding common units of AmeriGas Partners. For purposes of reporting total beneficial ownership, shares that may be acquired within 60 days of October 1, 2011 through UGI Corporation stock option exercises are included.

Beneficial Ownership of Directors, Nominees and Named Executive Officers

								Number of
			Number of UGI		Exercisable	Number of		AmeriGas
	Number		Stock Units		Options	AmeriGas		Partners, L.P.
	of Shares of UGI		Held Under		For UGI	Partners, L.P.		Phantom
Name	Common Stock (1)		2004 Plan (2)		Common Stock	Common Units		Units (3)
Stephen D. Ban	16,496		63,438		80,000	0		1,014
Eugene V. N. Bissell	67,297	(4)	0		211,666	60,800	(4)	0
Richard W. Gochnauer	0		2,550		8,500	0		0
Richard C. Gozon	32,608		99,998	(5)	59,500	5,659		0
Lon R. Greenberg	405,872	(6)	0		1,495,000	11,000		0
Ernest E. Jones	3,618		29,350		92,000	0		0
Frank S. Hermance	30,000	(7)	1,275		0	0		0
Peter Kelly	56,406	(8)	0		0	0		0
Robert C. Flexon	5,000		0		0	0		0
Robert H. Knauss	10,105		12,000		90,000	14,108		0
Anne Pol	3,021		64,860		74,000	0		0
M. Shawn Puccio	3,550		7,889		25,500	0		0
Marvin O. Schlanger	9,724	(9)	53,248		80,000	1,000	(9)	1,014
Francois Varagne	42,239		0		109,000	0		0
Roger B. Vincent	16,504		16,505		51,000	6,000		0
John L. Walsh	126,253	(10)	0		535,000	7,000	(10)	0
Directors and executive officers as a group (19 persons)	902,897		351,113		3,076,332	105,567		2,028

(1)	Sole voting and investment power unless otherwise specified.

(2)
The UGI Corporation 2004 Omnibus Equity Compensation Plan Amended and Restated as of December 5, 2006 (the “2004 Plan”) provides that stock units will be converted to shares and paid out to Directors upon their retirement or termination of service.

(3)
The AmeriGas Propane, Inc. 2010 Long-Term Incentive Plan on behalf of AmeriGas Partners, L.P. provides that phantom units will be converted to common units and paid out to Directors upon their retirement or termination of service.

(4)	Mr. Bissell’s shares and common units are held jointly with his spouse.

(5)	Mr. Gozon’s Stock Units are currently held in a deferral plan.

(6)	Mr. Greenberg holds 248,415 shares jointly with his spouse.

(7)	Mr. Hermance was elected to the Board on September 27, 2011 and purchased his shares on November 16, 2011. He holds these shares jointly with his spouse.

(8)	Mr. Kelly holds 44,472 shares jointly with his spouse.

(9)	Mr. Schlanger’s spouse holds 2,000 shares and all common units shown. Mr. Schlanger disclaims beneficial ownership of the shares and common units owned by his spouse.

(10)	Mr. Walsh’s shares and common units are held jointly with his spouse.

Section 16(a) — Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires our Directors, certain officers and 10 percent beneficial owners to report their ownership of shares and changes in such ownership to the SEC. Based on our records, we believe that, during Fiscal 2011, all of such reporting persons complied with all Section 16(a) reporting requirements applicable to them.
Securities Ownership of Certain Beneficial Owners
The following table shows information regarding each person known by the Company to be the beneficial owner of more than five percent of the Company’s common stock. The ownership information below is based on information reported on Form 13F filings as filed with the SEC in November 2011 for the quarter ended September 30, 2011.
Securities Ownership of Certain Beneficial Owners

Title of	Name and Address of	Amount and Nature of		Percent of
Class	Beneficial Owner	Beneficial Ownership		Class(1)
Common Stock	Wellington Management Company, LLP 280 Congress Street Boston, MA 02210	9,161,365	(2)	7.93%

Common Stock	State Street Corporation One Lincoln Street Boston, MA 02111	6,992,022	(3)	6.06%

(1)	Based on 115,458,302 shares of common stock issued and outstanding at November 14, 2011.

(2)
The reporting person, and certain related entities, has sole voting power and sole investment power with respect to 5,904,022 shares, shared voting and shared investment power with respect to 590,993 shares and no voting and no investment power with respect to 2,666,350 shares.

(3)	The reporting person, and certain related entities, has sole voting power and sole investment power with respect to 6,992,022 shares.

Item 1 — Election of Directors
Nominees
Ten Directors will be elected at the Annual Meeting. Directors will serve until the next annual meeting or until their earlier resignation or removal. If any nominee is not available for election, proxies will be voted for another person nominated by the Board of Directors or the size of the Board will be reduced. Nine members of the Board of Directors elected at last year’s annual meeting are standing for re-election this year. Mr. Hermance is a nominee for the first time.
The nominees are as follows:
Stephen D. Ban
Director since 1991
Age 70
Dr. Ban is currently working as a consultant in private industry. Dr. Ban retired as Director of the Technology Transfer Division of the Argonne National Laboratory (a science-based Department of Energy laboratory dedicated to advancing the frontiers of science in energy, environment, biosciences and materials) in 2010, having served in such role since 2001. He previously served as President and Chief Executive Officer of the Gas Research Institute (gas industry research and development institute funded by distributors, transporters, and producers of natural gas) (1987 to 1999). He also served as Executive Vice President. Prior to joining the Gas Research Institute in 1981, he was Vice President, Research and Development and Quality Control of Bituminous Materials, Inc. Dr. Ban also serves as a Director of UGI Utilities, Inc., AmeriGas Propane, Inc. and Energen Corporation.
Lon R. Greenberg
Director since 1994
Age 61
Mr. Greenberg has been Chairman of the Board of Directors of UGI since 1996 and Chief Executive Officer since 1995. He was formerly President (1994 to 2005), Vice Chairman of the Board (1995 to 1996), and Senior Vice President — Legal and Corporate Development (1989 to 1994). Mr. Greenberg also serves as a Director of UGI Utilities, Inc., AmeriGas Propane, Inc., Aqua America, Inc. and Ameriprise Financial, Inc.

Marvin O. Schlanger
Director since 1998
Age 63
Mr. Schlanger is a Principal in the firm of Cherry Hill Chemical Investments, L.L.C. (a management services and capital firm for chemical and allied industries) (since 1998). Mr. Schlanger also serves as Chairman of the Board of CEVA Group, Plc (since 2009) and Chairman of the Supervisory Board of Lyondell Basell Industries NV (since 2010). He was previously Chairman and Chief Executive Officer of Resolution Performance Products, Inc. (a manufacturer of specialty and intermediate chemicals) (2000 to 2005), Chairman of Covalence Specialty Materials Corp. (2006 to 2007), Chairman of Resolution Specialty Materials, LLC (2004 to 2005) and Vice Chairman of Hexion Specialty Chemicals, Inc. (2005 to 2010). Mr. Schlanger also serves as a Director of UGI Utilities, Inc., AmeriGas Propane, Inc. and Momentive Performance Materials Inc.
Anne Pol
Director 1993 through 1997 and
since December 1999
Age 64
Mrs. Pol retired in 2005 as President and Chief Operating Officer of Trex Enterprises Corporation (a high technology research and development company), a position she had held since 2001. She previously served as Senior Vice President of Thermo Electron Corporation (an environmental monitoring and analytical instruments company and a major producer of recycling equipment, biomedical products and alternative energy systems) (1998 to 2001), and Vice President (1996 to 1998). Mrs. Pol also served as President of Pitney Bowes Shipping and Weighing Systems Division, a business unit of Pitney Bowes Inc. (mailing and related business equipment) (1993 to 1996); Vice President of New Product Programs in the Mailing Systems Division of Pitney Bowes Inc. (1991 to 1993) and Vice President of Manufacturing Operations in the Mailing Systems Division of Pitney Bowes Inc. (1990 to 1991). Mrs. Pol also serves as a Director of UGI Utilities, Inc.

Ernest E. Jones
Director since 2002
Age 67
Mr. Jones is President of EJones Consulting, LLC (since 2011) (a company which provides management consulting services to non-profit organizations). He retired from his position as President and Chief Executive Officer of Philadelphia Workforce Development Corporation (an agency which funds, coordinates and implements employment and training activities in Philadelphia, Pennsylvania) in 2010, having served in that capacity since 1998. He formerly served as President and Executive Director of the Greater Philadelphia Urban Affairs Coalition (1983 to 1998) and as Executive Director of Community Legal Services, Inc. (1977 to 1983). Mr. Jones also serves as a Director of the African American Museum in Philadelphia, Thomas Jefferson University, the Philadelphia Contributionship, Vector Security, Inc. and UGI Utilities, Inc. He previously served as a Director of PARADIGM Global Advisors LLC, ending in 2009.
John L. Walsh
Director since April 2005
Age 56
Mr. Walsh is a Director and President and Chief Operating Officer of UGI Corporation (since 2005). In addition, Mr. Walsh serves as Vice Chairman of AmeriGas Propane, Inc. (since 2005) and UGI Utilities, Inc. (since 2005). Previously, he also served as President and Chief Executive Officer of UGI Utilities, Inc. (2009 to 2011). Mr. Walsh was the Chief Executive of the Industrial and Special Products Division of the BOC Group plc (industrial gases), a position he assumed in 2001. He was also an Executive Director of BOC (2001 to 2005). He joined BOC in 1986 as Vice President-Special Gases and held various senior management positions in BOC, including President of Process Gas Solutions, North America (2000 to 2001) and President of BOC Process Plants (1996 to 2000). Mr. Walsh also serves as a Director of UGI Utilities, Inc. and AmeriGas Propane, Inc.
Roger B. Vincent
Director since February 2006
Age 66
Mr. Vincent is retired President of Springwell Corporation, a corporate finance advisory firm located in New York (1989 to 2010). Mr. Vincent serves as Chairman of the Board of Trustees of the ING Unified Funds and as a Director of UGI Utilities, Inc. He previously served as a Director of AmeriGas Propane, Inc., the general partner of AmeriGas Partners, L.P., ending in 2006.

M. Shawn Puccio
Director since January 2009
Age 49
Ms. Puccio is Senior Vice President, Finance of Saint-Gobain Corporation, the North American business of Compagnie de Saint-Gobain, a global manufacturer and distributor of flat glass, building products, glass containers and high performance materials (since 2006). Ms. Puccio was formerly Vice President, Finance (2005 to 2006) and Vice President, Internal Control Services (2002 to 2005) of Saint-Gobain. Prior to joining Saint-Gobain, she was a partner with PricewaterhouseCoopers LLP, a public accounting firm (1997 to 2002), having joined Pricewaterhouse in 1984. Ms. Puccio also serves as a Director of UGI Utilities, Inc. and of the Girl Scouts of Eastern Pennsylvania.
Richard W. Gochnauer
Director since January 2011
Age 62
Mr. Gochnauer retired in May 2011 as Chief Executive Officer and a Director of United Stationers Inc. (a wholesale distributor of business products) (2002 to 2011). He previously served as President and Chief Operating Officer and Vice Chairman and President, International, of Golden State Foods Corporation (a food service industry supplier) (1994 to 2002). Prior to that, Mr. Gochnauer served as Executive Vice President of the Dial Corporation, with responsibility for its household and laundry consumer products businesses. Mr. Gochnauer also serves as a Director of UGI Utilities, Inc., AmerisourceBergen Corporation and Golden State Foods Corporation.
Frank S. Hermance
Director since September 2011
Age 62
Mr. Hermance is Chairman of the Board (since 2001) and Chief Executive Officer of Ametek Inc. (a global manufacturer of electronic instruments and electromechanical devices); previously, he served as President and Chief Operating Officer (1996 to 1999). Mr. Hermance is a member of the Board of Trustees of the Rochester Institute of Technology and Chairman of the Greater Philadelphia Alliance for Capital and Technologies. He also serves as a Director of IDEX Corporation and as a member of the Compensation Committee of the IDEX Board.

Corporate Governance
The business of UGI Corporation is managed under the direction of the Board of Directors. As part of its duties, the Board oversees the corporate governance of the Company for the purpose of creating long-term value for its shareholders and safeguarding its commitment to its other stakeholders: our employees, our customers, our suppliers and creditors, and the communities in which we do business. To accomplish this purpose, the Board considers the interests of the Company’s stakeholders when, together with management, it sets the strategies and objectives of the Company. The Board also evaluates management’s performance in pursuing those strategies and achieving those objectives.
In carrying out its responsibilities under the guidelines set forth by the Principles of Corporate Governance, the Board will:
•	Approve the Company’s strategies and objectives and monitor the execution of strategies and the achievement of objectives;

•	Evaluate the performance, and approve the compensation of, the Chief Executive Officer and senior management;

•	Review plans for management succession;

•	Advise and counsel management;

•	Monitor codes of conduct and policies on corporate governance;

•	Establish and monitor Board and Committee structure;

•	Designate a Presiding Director; and

•	Assess Board and Board Committee performance.
The full text of the Company’s Principles of Corporate Governance can be found on the Company’s website, www.ugicorp.com, under Investor Relations and Corporate Governance. The Company has also adopted (i) a Code of Ethics for the Chief Executive Officer and Senior Financial Officers that applies to the Company’s Chief Executive Officer, Principal Financial Officer and Chief Accounting Officer, and (ii) a Code of Business Conduct and Ethics for Directors, Officers and Employees. Both Codes and the Charters of the Corporate Governance, Audit, and Compensation and Management Development Committees of the Board of Directors are posted on the Company’s website, www.ugicorp.com, under Investor Relations and Corporate Governance. All of these documents are also available free of charge by writing to Hugh J. Gallagher, Treasurer, UGI Corporation, P.O. Box 858, Valley Forge, PA 19482, or by calling 1-800-844-9453.

Board Leadership Structure and Role in Risk Management
Our Board of Directors determines which leadership structure best serves its needs and those of our shareholders. Currently, Mr. Greenberg serves as both Chairman of the Board of Directors and Chief Executive Officer of the Company. The Board believes that having Mr. Greenberg serve in both capacities has the following advantages for the Company: there is a single source of leadership and authority for the Board; the preparation for Board meetings, in particular the format and content of Board presentations, is very efficient; there is no need to incur additional costs by providing a separate chairman with administrative support and increased compensation; and Mr. Greenberg’s unique, in-depth knowledge of the Company’s corporate strategy and operating history enhances effective communication between the Board and management. The Board may separate the roles of Chairman and Chief Executive Officer in the future if circumstances change, such as in connection with a transition in leadership.
Mr. Schlanger currently serves as the Board’s Presiding Director. Each year, the Board designates an independent, Presiding Director who chairs periodic meetings of the independent Directors and serves as principal liaison between the Chairman and the other Directors on sensitive issues.
Assessing and managing risk is the responsibility of senior management of the Company. Our Board plays an important role in overseeing management’s performance of these functions. The Board has approved the charter of its Audit Committee, and the charter sets out the primary responsibilities of the Audit Committee. Those responsibilities require the Audit Committee to discuss with management, the general auditor and the independent auditors the Company’s enterprise risk management policies and risk management processes, including major risk exposures, risk mitigation, and the design and effectiveness of the Company’s processes and controls to prevent and detect fraudulent activity.
Our businesses are subject to a number of risks and uncertainties, which are described in detail in our Annual Report on Form 10-K for the year ended September 30, 2011. Throughout the year, in conjunction with its regular business presentations to the Board and its committees, management highlights significant related risks and risk mitigation plans. Management also reports to the Audit Committee and the Board on steps being taken to enhance management processes and controls in light of evolving market, business, regulatory and other conditions. The Chairman of the Audit Committee reports to the entire Board on the Audit Committee’s activities and decisions. In addition, on an annual basis, an extended meeting of the Board is dedicated to reviewing the Company’s short and long-term strategies and objectives, including consideration of significant risks to the execution of those strategies and the achievement of the Company’s objectives.
Our Chairman and Chief Executive Officer is ultimately responsible for the effectiveness of the Company’s risk management processes and he is an integral part of our day-to-day execution of those processes. As a result of his dual role, Mr. Greenberg’s ability to lead management’s risk management program and to assist in the Board’s oversight of that program improves the effectiveness of both the Board’s leadership structure and its oversight of risk.

Board Independence
The Board of Directors has determined that, other than Messrs. Greenberg and Walsh, no Director has a material relationship with the Company and each Director satisfies the criteria for an “independent director” under the rules of the New York Stock Exchange. The Board of Directors has established the following guidelines to assist it in determining director independence: (i) if a Director serves as an officer, director or trustee of a non-profit organization, charitable contributions to that organization by the Company and its affiliates in an amount up to $250,000 per year will not be considered to result in a material relationship between such Director and the Company, and (ii) service by a Director or his immediate family member as an executive officer or employee of a company that makes payments to, or receives payments from, the Company or its affiliates for property or services in an amount which, in any of the last three fiscal years, did not exceed the greater of $1 million or 2 percent of such other company’s consolidated gross revenues, will not be considered to result in a material relationship between such Director and the Company. In making its determination of independence, the Board of Directors considered ordinary business transactions between Ms. Puccio’s employer and subsidiaries of the Company which were in compliance with the categorical standards set by the Board of Directors for determining director independence.
The Board of Directors held 9 meetings in Fiscal 2011. All Directors attended at least 75% percent of the meetings of the Board of Directors and Committees of the Board of which they were members. Generally, all Directors attend the Company’s Annual Meetings of Shareholders, and each of the Company’s sitting Directors attended the 2011 Annual Meeting of Shareholders. Independent Directors of the Board also meet in regularly scheduled sessions without management. These sessions are led by our Presiding Director.
Board Committees
The Board of Directors has established the Audit Committee, the Compensation and Management Development Committee, the Executive Committee, and the Corporate Governance Committee. All of these Committees are responsible to the full Board of Directors. The functions of and other information about these Committees are summarized below.
Audit Committee
•	Oversees the accounting and financial reporting processes of the Company and independent audits of the financial statements of the Company.

•	Oversees the adequacy of the Company’s controls relative to financial and business risk.

•	Monitors compliance with the Company’s enterprise risk management policies.

•	Appoints and approves the compensation of the Company’s independent accountants.

•	Monitors the independence of the Company’s independent registered public accounting firm and the performance of the independent accountants and the internal audit function.

•	Discusses with management, the general auditor and the independent auditor the Company’s policies with respect to risk assessment and risk management.

•	Provides a means for open communication among the Company’s independent accountants, management, internal audit staff and the Board.

•	Oversees compliance with applicable legal and regulatory requirements.

Audit Committee Members: R.B. Vincent (Chairman), A. Pol, and M.S. Puccio.
The Board of Directors has determined that all of the Audit Committee members — Mr. Vincent, Mrs. Pol and Ms. Puccio, qualify as “audit committee financial experts” in accordance with the applicable rules and regulations of the SEC. Each of the members of the Audit Committee is “independent” as defined by the New York Stock Exchange listing standards.
Meetings held last Year: 7
Compensation and Management Development Committee
•	Establishes executive compensation policies and programs.

•	Confirms that executive compensation plans do not encourage unnecessary risk-taking.

•	Recommends to the Board base salaries and target bonus levels for senior executive personnel.

•	Assists the Board in establishing a succession plan for the positions of Chairman of the Board and Chief Executive Officer.

•	Reviews the Company’s plans for management development and senior management succession.

•
Reviews and approves corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluates the Chief Executive Officer’s performance in light of those goals and objectives, and together with the other independent Directors on the Board, determines and approves the Chief Executive Officer’s compensation based upon this evaluation.

•	Reviews with management the Compensation Discussion and Analysis included in the Company’s proxy statement.

•	Approves the awards and payments to be made to senior executive personnel of the Company under its long-term compensation plans.

Compensation and Management Development Committee Members: M.O. Schlanger (Chairman), E.E. Jones, and A. Pol.
Each of the members of the Committee is “independent” as defined by the New York Stock Exchange listing standards.
Meetings held last year: 5
Compensation Committee Interlocks and Insider Participation
The members of the Compensation and Management Development Committee are Mr. Schlanger, Mr. Jones and Mrs. Pol. None of the members is a former or current officer or employee of the Company or any of its subsidiaries, or is an executive officer of another company where an executive officer of UGI Corporation is a director.
Executive Committee
•	Has the full power of the Board between meetings of the Board, with specified limitations relating to major corporate matters.
Executive Committee Members: M.O. Schlanger (Chairman), L.R. Greenberg, and R.B. Vincent.
Meetings Held last year: 2
Corporate Governance Committee
•	Identifies nominees and reviews the qualifications of persons eligible to stand for election as Directors and makes recommendations to the Board on this matter.
•	Reviews and recommends candidates for committee membership and chairs.
•	Advises the Board with respect to significant developments in corporate governance matters.
•	Reviews and assesses the performance of the Board and each Committee.
•	Reviews and recommends Director compensation.
•	Reviews Directors’ and officers’ indemnification and insurance coverage.

Selection and Evaluation of Board Candidates
The Corporate Governance Committee seeks director candidates based upon a number of qualifications, including their independence, knowledge, judgment, character, leadership skills, education, experience, financial literacy, standing in the community, and ability to foster a diversity of backgrounds and views and to complement the Board’s existing strengths. The Committee seeks individuals who have a broad range of demonstrated abilities and accomplishments in areas of importance to the Company, such as general management, finance, energy distribution, international business, law and public sector activities. Directors should also possess a willingness to challenge and stimulate management and the ability to work as part of a team in a collegial atmosphere. The Committee also seeks individuals who are capable of devoting the required amount of time to serve effectively on the Board and its Committees. With respect to incumbent Directors, the Committee also considers past performance of the Director on the Board. As part of the process of selecting independent Board candidates, the Committee obtains an opinion of the Company’s General Counsel that there is no reason to believe that the Board candidate is not “independent” as defined by the New York Stock Exchange listing standards. The Committee generally relies upon recommendations from a wide variety of its business contacts, including current non-management Directors, executive officers, community leaders, and shareholders as a source for potential Board candidates. The Committee may also use the services of a third-party executive search firm to assist it in identifying and evaluating possible nominees for director. Mr. Hermance was recommended to the Committee as a possible nominee by a third-party executive search firm.
The Committee conducts an annual assessment of the composition of the Board and Committees and reviews with the Board the appropriate skills and characteristics required of Board members. When considering whether the Board’s Directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to satisfy the oversight responsibilities of the Board, the Committee and the Board considered primarily the information about the backgrounds and experiences of the nominees contained under the caption “Nominees” on pages 8 to 11. In particular, with regard to Dr. Ban, the Board considered his extensive energy industry and emerging energy technologies knowledge and experience, including his experience as Chief Executive Officer of the Gas Research Institute, and his public company directorship and committee experience. With regard to Mr. Greenberg, the Board considered his executive leadership and vision demonstrated in leading the Company’s successful growth for more than 16 years, and his extensive industry knowledge and experience. With regard to Mr. Schlanger, the Board considered his senior management experience as Chief Executive Officer, Chief Operating Officer, and Chief Financial Officer of Arco Chemical Company, a large public company, and his experience serving as chairman, director and committee member on the boards of directors of large public and private international companies, including his experience serving on boards of directors of public companies as a result of being nominated by a major shareholder. With regard to Mrs. Pol, the Board considered her significant experience as a senior executive managing high technology, traditional manufacturing and services businesses, including experience in human resource management, and her insight into government regulatory issues. With regard to Mr. Jones, the Board considered his extensive experience managing government and non-profit organizations as Chief Executive Officer, his public and private company directorship experience and his insight into workforce, regulatory, banking and legal issues. With regard to Mr. Walsh, the Board considered his experience managing the Company as Chief Operating Officer, his prior senior management experience with a global public company, and his broad industry knowledge and insight. With regard to Mr. Vincent, the Board considered his senior executive experience in banking and finance, and his extensive public and private company directorship and committee experience, including his experience as Chairman of the Board of a major mutual fund organization. With regard to Ms. Puccio, the Board considered her senior financial management experience with a global company and her extensive public accounting knowledge and experience. With regard to Mr. Gochnauer, the Board considered his experience as Chief Executive Officer of a large public company, his international business senior management experience, and his public and private company directorship experience. With regard to Mr. Hermance, the Board considered his senior management experience as a Chairman of the Board, Chief Executive Officer, President and Chief Operating Officer of a large global public company, his extensive international business experience, his public company directorship and committee experience, and his extensive mergers and acquisitions knowledge and experience.
Written recommendations by shareholders for director nominees should be delivered to the Corporate Secretary, UGI Corporation, 460 North Gulph Road, King of Prussia, PA 19406. The Company’s bylaws do not permit shareholders to nominate candidates from the floor at an annual meeting without notifying the Corporate Secretary 45 days prior to the anniversary of the mailing date of the Company’s proxy statement for the previous year’s annual meeting. Notification must include certain information detailed in the Company’s bylaws. If you intend to nominate a candidate from the floor at an annual meeting, please contact the Corporate Secretary.
Corporate Governance Committee Members: E.E. Jones (Chairman), M.O. Schlanger, and R.W. Gochnauer.
Each of the members of the Committee is “independent” as defined by the New York Stock Exchange listing standards.
meetings held last year: 5
Communications with the Board
You may contact the Board of Directors or the non-management Directors as a group by writing to them c/o UGI Corporation, P.O. Box 858, Valley Forge, PA 19482. These contact instructions have been posted on the Company’s website at www.ugicorp.com under Investor Relations and Corporate Governance.
Any communications directed to the Board of Directors or the non-management Directors as a group from employees or others that concern complaints regarding accounting, internal controls or auditing matters will be handled in accordance with procedures adopted by the Audit Committee of the Board.

All other communications directed to the Board of Directors or the non-management Directors as a group are initially reviewed by the General Counsel. The Chairman of the Corporate Governance Committee is advised promptly of any such communication that alleges misconduct on the part of Company management or raises legal, ethical or compliance concerns about Company policies or practices.
On a periodic basis, the Chairman of the Corporate Governance Committee receives updates on other communications that raise issues related to the affairs of the Company but do not fall into the two prior categories. The Chairman of the Corporate Governance Committee determines which of these communications he would like to see. The Corporate Secretary maintains a log of all such communications that is available for review for one year upon request of any member of the Board.
Typically, we do not forward to our Board of Directors communications from our shareholders or other parties which are of a personal nature or are not related to the duties and responsibilities of the Board, including customer complaints, job inquiries, surveys, polls and business solicitations.

Compensation of Directors
The table below shows the components of director compensation for Fiscal 2011. A Director who is an officer or employee of the Company or its subsidiaries is not compensated for service on the Board of Directors or on any Committee of the Board.
Director Compensation Table — Fiscal 2011

					Change in
					Pension Value
	Fees			Non-Equity	and
	Earned			Incentive	Nonqualified	All
	or Paid	Stock	Option	Plan	Deferred	Other
	in Cash	Awards	Awards	Compen-	Compensation	Compensation	Total
Name	($)(1)	($)(2)	($)(3)	sation ($)	Earnings ($)(4)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
S. D. Ban	67,000	137,220	46,155	0	0	0	250,375
R. W. Gochnauer	43,228	82,518	46,155	0	0	0	171,901
R. C. Gozon(5)	20,472	170,937	46,155	0	0	0	237,564
F.S. Hermance	2,068	34,884	0	0	0	0	36,952
E. E. Jones	65,472	105,782	46,155	0	1,142	0	218,551
A. Pol	67,000	138,531	46,155	0	742	0	252,428
M.S. Puccio	67,000	85,989	46,155	0	0	0	199,144
M. O. Schlanger	72,000	127,822	46,155	0	0	0	245,977
R. B. Vincent	72,000	93,636	46,155	0	0	0	211,791

(1)
Annual Retainers. The Company pays its non-management Directors an annual retainer of $62,000 for Board service and pays an additional annual retainer of $5,000 to members of the Audit Committee, other than the chairperson. The Company also pays an annual retainer to the chairperson of each of the Committees, other than the Executive Committee, as follows: Audit, $10,000; Compensation and Management Development, $10,000; and Corporate Governance, $5,000. The Company pays no meeting attendance fees. Messrs. Gochnauer, Gozon, Hermance and Jones each received pro-rated retainer fees for partial year service in Fiscal 2011.

(2)
Stock Awards. All Directors named above, except Mr. Hermance, received 2,550 stock units in Fiscal 2011 as part of their annual compensation. Mr. Hermance received a pro-rated award of 1,275 stock units for partial year service. The stock units were awarded under the Company’s 2004 Plan. Each stock unit represents the right to receive a share of stock and dividend equivalents when the Director ends his or her service on the Board. Stock units earn dividend equivalents on each record date for the payment of a dividend by the Company on its shares. Accrued dividend equivalents are converted to additional stock units annually, on the last date of the calendar year, based on the closing stock price for the Company’s shares on the last trading day of the year. All stock units and dividend equivalents are fully vested when credited to the Director’s account. Account balances become payable 65 percent in shares and 35 percent in cash, based on the value of a share, upon retirement or termination of service. In the case of a change in control of the Company, the stock units and dividend equivalents will be paid in cash based on the fair market value of the Company’s common stock on the date of the change in control. The amounts shown in column (c) above represent the fair value of the awards of stock units on the date of grant. The assumptions used in the calculation of the amounts shown are included in Note 2 and Note 13 to our audited consolidated financial statements for Fiscal 2011, which are included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2011. The dollar value shown in column (c) above reflects each Director’s annual award, as well as the accumulation of stock units credited upon the conversion of dividend equivalents. The grant date fair value of each Director’s annual award of 2,550 stock units was $81,065, except for Messrs. Gochnauer and Hermance. Mr. Gochnauer’s grant date fair value for 2,550 stock units was $82,518. Mr. Hermance’s grant date fair value for the award of 1,275 stock units was $34,884. The grant date fair value of the stock units credited upon the conversion of dividend equivalents to stock units in Fiscal 2011 was as follows: Dr. Ban, $56,155; Mr. Gozon, $89,872; Mr. Jones, $24,717; Mrs. Pol, $57,466; Ms. Puccio, $4,924; Mr. Schlanger, $46,757; and Mr. Vincent, $12,871. For the number of stock units credited to each Director’s account as of September 30, 2011, see Securities Ownership of Management — Beneficial Ownership of Directors, Nominees and Named Executive Officers — Number of UGI Stock Units Held Under 2004 Plan.

(3)
Stock Options. All Directors named above, except Mr. Hermance, received 8,500 stock options in Fiscal 2011 as part of their annual compensation. The options were granted under the Company’s 2004 Plan. The option exercise price is not less than 100 percent of the fair market value of the Company’s common stock on the effective date of the grant, which is either the date of the grant or a future date. The term of each option is generally 10 years, which is the maximum allowable term. The options are fully vested on the effective date of the grant. All options are nontransferable and generally exercisable only while the Director is serving on the Board, with exceptions for exercise following disability or death. If termination of service occurs due to disability, the option term is shortened to the earlier of the third anniversary of the date of such termination of service, or the original expiration date. In the event of death, the option term will be shortened to the earlier of the expiration of the 12-month period following the Director’s death, or the original expiration date. If termination of service occurs due to retirement, as defined in the 2004 Plan, the option remains exercisable through its original expiration date. The amounts shown in column (d) above represent the grant date fair value of each Director’s Fiscal 2011 award of 8,500 stock options. For the number of stock options held by each Director as of September 30, 2011, see Securities Ownership of Management — Beneficial Ownership of Directors, Nominees and Named Executive Officers — Exercisable Options for UGI Common Stock.

(4)
The amounts shown in column (f) represent above-market earnings on deferred compensation. Earnings on deferred compensation are considered above-market to the extent that the rate of interest exceeds 120 percent of the applicable federal long-term rate. For purposes of the Director Compensation Table — Fiscal 2011, the market rate on deferred compensation most analogous to the rate at the time the interest rate is set under the deferred compensation plan for Fiscal 2011 was 4.24 percent, which is 120 percent of the federal long-term rate for December 2010.

(5)	Mr. Gozon retired from the Board effective January 20, 2011, having reached the mandatory retirement age.

Notwithstanding anything to the contrary, the following reports of the Audit Committee and the Compensation and Management Development Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.
Report of the Compensation and Management Development Committee of the Board of Directors
The Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on this review and discussion, the Committee recommended to the Company’s Board of Directors, and the Board of Directors approved, the inclusion of the Compensation Discussion and Analysis in the Company’s Annual Report on Form 10-K for the year ended September 30, 2011 and the Company’s proxy statement for the 2012 Annual Meeting of Shareholders.
Compensation and Management
Development Committee
Marvin O. Schlanger, Chairman
Ernest E. Jones
Anne Pol
Report of the Audit Committee of the Board of Directors
The Audit Committee is composed of independent Directors as defined by the rules of the New York Stock Exchange and acts under a written charter adopted by the Board of Directors. As described more fully in its charter, the role of the Committee is to assist the Board of Directors in its oversight of the quality and integrity of the Company’s financial reporting process. The Committee also has the sole authority to appoint, retain, fix the compensation of and oversee the work of the Company’s independent auditors.
In this context, the Committee has met and held discussions with management and the independent auditors to review and discuss the Company’s internal control over financial reporting, the interim unaudited financial statements, and the audited financial statements for Fiscal 2011. The Committee also reviewed management’s report on internal control over financial reporting, required under Section 404 of the Sarbanes-Oxley Act of 2002. As part of this review, the Committee reviewed the bases for management’s conclusions in that report and the report of the independent registered public accountants on the effectiveness of the Company’s internal control over financial reporting. The Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, and as adopted by the Public Company Accounting Oversight Board, and the independent auditors’ independence. In addition, the Committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence.

Management has the primary responsibility for the financial reporting process, including the system of internal controls, and for preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The Company’s independent auditors are responsible for auditing those financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America. The Committee’s responsibility is to monitor and review these processes.
The members of the Committee are not professionally engaged in the practice of auditing or accounting. The members of the Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with auditing standards generally accepted in the United States of America, that the financial statements are presented in accordance with accounting principles generally accepted in the United States of America or that our auditors are, in fact, “independent.”
Based upon the reviews and discussions described in this report, the Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2011 for filing with the SEC.
Audit Committee
Roger B. Vincent, Chairman
Anne Pol
M. Shawn Puccio
Our Independent Registered Public Accounting Firm
In the course of its meetings, the Audit Committee considered whether the provision by PricewaterhouseCoopers LLP of the professional services described below was compatible with PricewaterhouseCoopers LLP’s independence. The Committee concluded that our independent registered public accounting firm is independent from the Company and its management.
Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the Company’s independent accountants. In recognition of this responsibility, the Audit Committee has a policy of pre-approving all audit and permissible non-audit services provided by the independent accountants.

Prior to engagement of the Company’s independent registered public accounting firm for the next year’s audit, management submits to the Audit Committee for approval a list of services expected to be rendered during that year, and fees related thereto. The aggregate fees billed by PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, in Fiscal 2011 and 2010 were as follows:

	2011	2010

Audit Fees(1)	$3,421,000	$3,146,650
Audit-Related Fees	0	0
Tax Fees(2)	600,000	600,000
All Other Fees(3)	3,000	212,000

Total Fees for Services Provided	$4,024,000	$3,958,650

(1)
Audit Fees were for audit services, including (i) the annual audit of the consolidated financial statements of the Company, (ii) subsidiary audits, (iii) review of the interim financial statements included in the Quarterly Reports on Form 10-Q of the Company, AmeriGas Partners and UGI Utilities, Inc., and (iv) services that only the independent registered public accounting firm can reasonably be expected to provide, including the issuance of comfort letters.

(2)	Tax Fees were for the preparation of Substitute Schedule K-1 forms for unitholders of AmeriGas Partners.

(3)
All Other Fees include software license fees and, in Fiscal 2010 only, (i) fees related to evaluation of the design and operational effectiveness of the information system that supports AmeriGas Partners’ Order-to-Cash business process, and (ii) fees related to an evaluation of the security of the Company’s computer networks.

Policy for Approval of Related Person Transactions
The Company’s Board of Directors has a written policy for the review and approval of Related Person Transactions. The policy applies to any transaction in which (i) the Company or any of its subsidiaries is a participant, (ii) any related person has a direct or indirect material interest, and (iii) the amount involved exceeds $120,000, except for any such transaction that does not require disclosure under SEC regulations. The Audit Committee of the Board of Directors, with assistance from the Company’s General Counsel, is responsible for reviewing, approving and ratifying related person transactions. The Audit Committee intends to approve or ratify only those related person transactions that are in, or not inconsistent with, the best interests of the Company and its shareholders.

Compensation Discussion and Analysis
Introduction
In this Compensation Discussion and Analysis, we address the compensation paid or awarded to the following executive officers: Lon R. Greenberg, our Chairman and Chief Executive Officer; John L. Walsh, our President, Chief Operating Officer and Principal Financial Officer; Eugene V.N. Bissell, the President and Chief Executive Officer of our subsidiary, AmeriGas Propane, Inc. (“AmeriGas Propane”); François Varagne, the Chairman and Chief Executive Officer of our subsidiary, Antargaz, through October 12, 2011; Robert H. Knauss, our Vice President and General Counsel; Peter Kelly, our former Vice President - Finance and Chief Financial Officer; and Robert C. Flexon, our former Chief Financial Officer. We refer to these executive officers as our “named executive officers” for Fiscal 2011.
Compensation decisions for Messrs. Greenberg, Walsh, Knauss, Kelly and Flexon were made by the independent members of our Board of Directors, after receiving the recommendations of its Compensation and Management Development Committee. Compensation decisions for Mr. Bissell were made by the independent members of the Board of Directors of AmeriGas Propane, the General Partner of AmeriGas Partners, after receiving the recommendation of its Compensation/Pension Committee. Compensation decisions for Mr. Varagne were approved by the independent members of our Board of Directors after receiving the recommendation of our Compensation and Management Development Committee, as well as by the Board of Directors of Antargaz’ parent company, AGZ Holding. For ease of understanding, we will use the term “we” to refer to UGI Corporation, AmeriGas Propane, Inc. and/or AGZ Holding and the term “Committee” or “Committees” to refer to the UGI Corporation Compensation and Management Development Committee and/or the AmeriGas Propane, Inc. Compensation/Pension Committee as appropriate in the relevant compensation decisions, unless the context indicates otherwise. We refer to our 2011 and 2010 fiscal years as “Fiscal 2011” and “Fiscal 2010,” respectively.
Mr. Kelly retired in February 2011. As his retirement was anticipated and publicly announced a number of months earlier, he did not participate in the Company’s annual bonus plan and was not awarded any new equity compensation in Fiscal 2011.
Mr. Flexon, who became our Chief Financial Officer in February 2011, resigned in July 2011 to become president and chief executive officer of another company. As described below, the several equity grants and awards that Mr. Flexon received during Fiscal 2011 were forfeited upon his departure, and he was not eligible to receive an annual bonus.
Executive Summary
•	Objectives of Our Compensation Program
Our compensation program for named executive officers is designed to:
•	provide a competitive level of total compensation;
•	motivate and encourage our executives to contribute to our financial success; and
•	reward our executives for leadership excellence and performance that promotes sustainable growth in shareholder value.

•	Components of Annual Fiscal 2011 Compensation Program
The following chart provides a brief summary of the principal elements of our executive compensation program for Fiscal 2011. We describe these elements, as well as retirement, severance and other benefits, in more detail later in this Compensation Discussion and Analysis.
Components of Compensation Paid to Named Executive Officers in Fiscal 2011

Compensation
Element	Form	Compensation Objective	Relation to Performance	2011 Actions/Results
Base Salary	Fixed annual cash paid bi-weekly	Compensate executives for their level of responsibility and sustained individual performance based on market data.	Merit salary increases are based on subjective performance evaluations.	Merit salary increases ranged from 0% to 6.0%.

Annual Bonus Awards	Variable cash, paid on an annual basis.	Motivate executives to focus on achievement of our annual business objectives.	The amount of the annual bonus, if any, is entirely dependent on achievement of our goals relating to earnings per share (for Messrs. Greenberg, Walsh and Knauss), earnings per common unit, subject to adjustment for customer growth (for Mr. Bissell) and Antargaz EBITDA (for Mr. Varagne).	Target incentives ranged from 65% to 110% of salary. Actual bonuses earned were based on entity performance as follows: UGI Corporation, 88.7% of target AmeriGas Propane, 72.2% of target

Long-Term Compensation	Stock Options	Align executive interests with shareholder interests; create a strong financial incentive for achieving or exceeding long-term performances goals, as the value of stock options is a function of the price of our stock.	The increase in value of stock options is dependent on increases in our stock price.	Stock options constitute approximately 50% of our long-term compensation opportunity. The number of shares underlying option awards ranged from 57,000 shares to 300,000 shares.

Performance Units payable in common units or Company stock	Align executive interests with shareholder interests; create a strong financial incentive for achieving long-term performance goals by encouraging total Company shareholder return that compares favorably to other utility-based companies or total AmeriGas Partners common unitholder return that compares favorably to energy master limited partnerships.	The total shareholder return of Company stock (or unitholder return of AmeriGas Partners common units) relative to entities in an industry index over a three year period.	Performance units constitute approximately 50% of our long-term compensation opportunity. The number of performance units awarded in Fiscal 2011 ranged from 11,000 to 70,000 (including 14,000 performance units payable in AmeriGas Partners common units to Mr. Bissell).

The actual number of common units or shares to be awarded can range from 0% to 200% of performance units awarded, depending on comparative return during the three year period from January 1, 2011 through December 31, 2013.

•	Link Between Our Financial Performance and Executive Compensation
In 2011, we were ranked 43rd in a survey of the top Fortune 500 companies for total return to shareholders over the last 10 years. We believe that the principal performance-based components of our compensation program have effectively linked our executives’ compensation to our financial performance, as indicated below.
The following table is provided as supplemental information because we believe it illustrates a clear picture of the total direct performance-based compensation paid or awarded to Mr. Greenberg in Fiscal 2011, 2010 and 2009. A comparable illustration would apply to our other named executive officers. The information in the supplemental table below differs from the information in the Summary Compensation Table in several ways. Specifically, the table below (i) omits the columns captioned “Change in Pension Value and Nonqualified Deferred Compensation Earnings” and “All Other Compensation” because those dollar amounts are not generally related to performance, (ii) shows actual (or estimated in the case of performance related to Fiscal 2011) performance unit payout values, and (iii) shows the intrinsic value of stock options awarded based on UGI’s stock price on September 30, 2011.

					Total Intrinsic Value
					of Stock Options
					Granted in Fiscal
			Performance		2011 (Valued at	Total Direct
Fiscal Year	Salary	Bonus	Unit Payout(1)		9/30/11)	Compensation
2011	$1,099,540	$1,072,821	$0	(2)	$0	$2,172,361
2010	$1,067,500	$1,145,428	$4,578,638	(3)	$624,000	$7,415,566
2009	$1,067,500	$1,591,643	$1,931,707	(4)	$555,000	$5,145,850

(1)	Payout calculated for three-year performance periods based on calendar years, not fiscal years.

(2)	Estimated based on performance through October 31, 2011 for the 2009-2011 performance period.

(3)	Actual payout for the 2008-2010 performance period.

(4)	Actual payout for the 2007-2009 performance period.
Short-Term Incentives — Annual Bonuses
Our annual bonuses are directly tied to one key financial metric for each executive — earnings per share (in the case of Messrs. Greenberg, Walsh and Knauss), earnings per AmeriGas Partners common unit, as adjusted for customer growth (in the case of Mr. Bissell), and Antargaz earnings before interest, taxes, depreciation and amortization (“EBITDA”) (in the case of Mr. Varagne). Each Committee has discretion under our executive annual bonus plans to (i) adjust EPU, EPS and EBITDA results for extraordinary items or other events as the Committee deems appropriate, and (ii) increase or decrease the amount of an award determined to be payable under the bonus plan by up to 50 percent. For Fiscal 2011, each Committee exercised its discretion in determining the executive bonuses set forth in the table below. See Compensation Discussion and Analysis — Elements of Compensation — Annual Bonus Awards.

			% of Target
	UGI		Bonus Paid to	AmeriGas
	Corporation	UGI	UGI named	Partners	AmeriGas	% of Target
Fiscal	Targeted	Corporation	executive	Targeted	Partners	Bonus Paid to
Year	EPS Range	Actual EPS	officers)	EPU Range	Actual EPU	Mr. Bissell
2011	$2.30-$2.40	$2.06	88.7%	$3.12-$3.26	$2.30	72.2%
2010	$2.20-$2.30	$2.36	107.3%	$2.97-$3.14	$2.80	89.2%
2009	$2.10-$2.20	$2.36	149.1%	$2.72-$2.86	$3.59	115.1%
Long-Term Incentives — Stock Options
Stock option values reported in the Summary Compensation Table reflect the valuation methodology mandated by SEC regulations, which is based on grant date fair value as determined under generally accepted accounting principles (“GAAP”). Therefore, the amounts shown under “Option Awards” in the Summary Compensation Table do not reflect performance of the underlying shares subsequent to the grant date. From the perspective of our executives, the value of a stock option is based on the excess of the market price of the underlying shares over the exercise price (sometimes referred to as the “intrinsic value”) and, therefore, is directly affected by market performance of the Company’s stock. For example, all stock options granted to the named executive officers (other than Mr. Flexon, whose options were forfeited upon his resignation) in Fiscal 2011 have an exercise price of $31.58 per share, but by September 30, 2011, the market price per share of Company stock declined to $26.27. As a result of the market performance of the Company’s stock, as of September 30, 2011, all options granted in Fiscal 2011 had no intrinsic value. As further demonstrated by the following table, which pertains to stock options granted in Fiscal 2011 to Mr. Greenberg, the fiscal year-end intrinsic value of the options granted to our executives during Fiscal 2011 is less than the amounts set forth in column (f) of the Summary Compensation Table.

	Number of Shares	Summary			Total Intrinsic
	Underlying	Compensation	Exercise	Price Per	Value of
Fiscal	Options Granted	Table Option	Price Per	Share at	Options at
Year	to Mr. Greenberg	Awards Value	Share	9/30/11	9/30/11
2011	300,000	$1,629,000	$31.58	$26.27	$0
2010	300,000	$1,347,000	$24.19	$26.27	$624,000
2009	300,000	$1,218,000	$24.42	$26.27	$555,000
Long-Term Incentives — Performance Units
The performance units are valued upon grant date in accordance with SEC regulations, based on grant date fair value as determined under GAAP. Nevertheless, the actual number of shares or partnership units ultimately awarded is entirely dependent on the total shareholder return on UGI Corporation common stock (or, in the case of Mr. Bissell, total unitholder return on AmeriGas Partners’ common units), relative to a competitive peer group, which will not be determined with respect to performance units granted in Fiscal 2011 until the end of 2013.

The following tables show the correlation between levels of UGI Corporation and AmeriGas Partners total shareholder and unitholder return and long-term incentive compensation paid in Fiscal 2011, Fiscal 2010 and Fiscal 2009, and the estimated payout for fiscal year 2012 using October 31, 2011, instead of December 31, 2011, as the end of the three-year performance period. The tables also compare UGI Corporation and AmeriGas Partners total shareholder and unitholder return to the average shareholder and unitholder return of their respective peer groups.

			Total Average	UGI
		UGI	Shareholder	Corporation
	UGI Corporation	Corporation	Return of Peer	Performance
	Total Shareholder Return	Total	Group	Unit Payout as a
Performance	Ranking Relative to Peer	Shareholder	(Excluding UGI	Percentage of
Period (Calendar Year)	Group	Return(1)	Corporation)	Target
2009 — 2011(2)	26th out of 34 (24th percentile)	29.2%	47.5%	0
2008 — 2010	2nd out of 32 (97th percentile)	27.3%	-9.3%	191.9
2007 — 2009	13th out of 30 (58th percentile)	0.2%	-9.5%	121.6
2006 — 2008	9th out of 29 (71st percentile)	10.4%	-4.3%	144.0

(1)	Calculated in accordance with UGI Corporation’s Amended and Restated 2004 Omnibus Equity Compensation Plan.

(2)
Estimated rankings and payouts reflect the TSR of UGI Corporation for the 2009-2011 performance period through October 31, 2011. Actual payouts for fiscal year 2012 will be determined January 1, 2012. It is important to note that the performance periods are based on calendar years, which do not conform to the Company’s fiscal years.

			Total Average
			Unitholder	AmeriGas
			Return of Peer	Partners
	AmeriGas Partners	AmeriGas	Group	Performance
	Total Unitholder Return	Partners Total	(Excluding	Unit Payout as a
Performance	Ranking Relative to Peer	Unitholder	AmeriGas	Percentage of
Period (Calendar Year)	Group	Return(1)	Partners)	Target
2009 — 2011(2)	12th out of 19 (39th percentile)	95.8%	123.3%	0
2008 — 2010	6th out of 19 (74th percentile)	63.7%	56.5%	147.8
2007 — 2009	6th out of 19 (72nd percentile)	49.6%	32.9%	145.4
2006 — 2008	5th out of 20 (79th percentile)	21.1%	2.0%	156.6

(1)	Calculated in accordance with the 2010 AmeriGas Propane, Inc. Long-Term Incentive Plan.

(2)
Estimated rankings and payouts reflect the TUR of AmeriGas Partners for the 2009-2011 performance period through October 31, 2011. Actual payouts for fiscal year 2012 will be determined January 1, 2012. It is important to note that the performance periods are based on calendar years, which do not conform to AmeriGas Partners’ fiscal years.

As noted below, beginning with performance units granted in Fiscal 2011, total shareholder return for UGI will be compared to companies in the Russell MidCap Utilities Index (exclusive of telecommunications companies) (“Adjusted Russell MidCap Utilities Index”), rather than to companies in the S&P Utilities Index. In addition, beginning in Fiscal 2010, total unitholder return for AmeriGas Partners is compared to the energy master limited partnerships and limited liability companies in the Alerian MLP Index, rather than to the group of selected publicly-traded limited partnerships engaged in the propane, pipeline and coal industries.

•	Compensation and Corporate Governance Practices
The Committee seeks to implement and maintain sound compensation and corporate governance practices, which include the following:
•	The Committee is composed entirely of directors who are independent, as defined in the corporate governance listing standards of the New York Stock Exchange.
•	The Committee utilizes the services of Pay Governance LLC (“Pay Governance”), an independent outside compensation consultant.
•
The Company allocates a substantial portion of compensation to performance-based compensation. In Fiscal 2011, 80% of the principal compensation components, in the case of Mr. Greenberg, and 62% to 74% of the principal compensation components, in the case of all other named executive officers, were variable and tied to financial performance or total shareholder return.

•
The Company awards a substantial portion of compensation in the form of long-term awards, namely, stock options and performance units, so that executive officers’ interests are aligned with shareholders’ interests and long-term Company performance.

•
Annual bonus opportunities for the named executive officers are based on key financial metrics. Similarly, long-term incentives are based on UGI Corporation common stock values and relative stock price performance (or, in the case of Mr. Bissell, performance relative to AmeriGas Partners common units).

•	We require termination of employment for payment under our change in control agreements (referred to as a “double trigger”).
•	We have meaningful stock ownership guidelines.
Compensation Philosophy and Objectives
Our compensation program for our named executive officers is designed to provide a competitive level of total compensation necessary to attract and retain talented and experienced executives. Additionally, our compensation program is intended to motivate and encourage our executives to contribute to our success and reward our executives for leadership excellence and performance that promotes sustainable growth in shareholder and common unitholder value.
In Fiscal 2011, the components of our compensation program included salary, annual bonus awards, discretionary cash bonuses, long-term incentive compensation (performance unit awards and UGI Corporation stock option grants), perquisites, retirement benefits and other benefits, all as described in greater detail in this Compensation Discussion and Analysis. We also consider granting discretionary special equity awards from time to time, although no such awards were made to the named executive officers during Fiscal 2011, except for equity awards provided to Mr. Flexon in connection with the commencement of his employment (which subsequently were forfeited upon his resignation). We believe that the elements of our compensation program are essential components of a balanced and competitive compensation program to support our annual and long-term goals.

Determination of Competitive Compensation
In determining Fiscal 2011 compensation, the Committees engaged Pay Governance as their compensation consultant. The primary duties of Pay Governance were to:
•	Provide the Committees with independent and objective market data;
•	Conduct compensation analysis;
•	Review and advise on pay programs and salary, target bonus and long-term incentive levels applicable to our executives; and
•	Review components of our compensation program as requested from time to time by the Committees and recommend plan design changes as appropriate.
Pay Governance does not provide any services to us or our affiliates, other than those that it provides to the Committees.
In assessing competitive compensation, we referenced market data provided to us in Fiscal 2010 by Pay Governance. Pay Governance provided us with two reports: the “2010 Executive Cash Compensation Review” and the “2010 Executive Long-Term Incentive Review.” For Mr. Varagne, Pay Governance referenced Towers Watson’s database for Top Executive Remuneration in France when assessing his salary and annual bonus awards. We do not benchmark against specific companies in the databases utilized by Pay Governance in preparing its reports. Our Committees do benchmark, however, by using Pay Governance’s analysis of compensation databases that include numerous companies as a reference point to provide a framework for compensation decisions. Our Committees exercise discretion and also review other factors, such as internal equity (both within and among our business units) and sustained individual and company performance, when setting our executives’ compensation.
In order to provide the Committee with data reflecting the relative sizes of UGI’s nonutility and utility businesses, Pay Governance first referenced compensation data for comparable executive positions in each of the Towers Watson 2010 General Industry Executive Compensation Database (“General Industry Database”) and the Towers Watson 2010 Energy Services Executive Compensation Database (“Energy Services Database”). Towers Watson’s General Industry Database is comprised of approximately 430 companies from a broad range of industries, including oil and gas, aerospace, automotive and transportation, chemicals, computer, consumer products, electronics, food and beverages, metals and mining, pharmaceutical and telecommunications. The Towers Watson Energy Services Database is comprised of approximately 100 companies, primarily utilities. For the named executive officers, other than Messrs. Bissell, Varagne, and Flexon, Pay Governance weighted the General Industry Database survey data 75 percent and the Energy Services Database survey data 25 percent and added the two. For example, if the relevant market rate for a particular executive position derived from information in the General Industry Database was $100,000 and the relevant market rate derived from information in the Energy Services Database was $90,000, Pay Governance would provide us with a market rate of $97,500 for that position ($100,000 x 75 percent = $75,000) plus ($90,000 x 25 percent = $22,500). The impact of weighting information derived from the two databases is to obtain a market rate designed to approximate the relative sizes of our nonutility and utility businesses. The different weightings do not have an impact on the Committee’s decision-making. For Mr. Bissell, we referenced Towers Watson’s 2010 General Industry Database. For Mr. Varagne, Pay Governance referenced Towers Watson’s database for Top Executive Remuneration for France. That database is comprised of approximately 85 companies from a broad range of industries, including chemicals, media, aerospace, telecommunications, healthcare, automotive, oil and gas, real estate, financial services, energy services, industrial materials, consumer products, food and beverage, retail, and pharmaceuticals. The identities of the companies that comprise the databases utilized by Pay Governance have not been disclosed to us by Pay Governance.
We generally seek to position a named executive officer’s salary grade so that the midpoint of the salary range for his salary grade approximates the 50th percentile of “going rate” for comparable executives included in the executive compensation database material referenced by Pay Governance. By comparable executive, we mean an executive having a similar range of responsibilities and the experience to fully perform these responsibilities. Pay Governance size-adjusted the survey data to account for the relative revenues of the survey companies in relation to ours. In other words, the adjustment reflects the expectation that a larger company would be more likely to pay a higher amount of compensation for the same position than a smaller company. Using this adjustment, Pay Governance developed going rates for positions comparable to those of our executives, as if the companies included in the respective databases had revenues similar to ours. We believe that Pay Governance’s application of size adjustments to applicable positions in these databases is an appropriate method for establishing market rates. After consultation with Pay Governance, we considered salary grade midpoints that were within 15 percent of the median going rate developed by Pay Governance to be competitive.
Elements of Compensation
•	Salary
Salary is designed to compensate executives for their level of responsibility and sustained individual performance. We pay our executive officers a salary that is competitive with that of other executive officers providing comparable services, taking into account the size and nature of the business of UGI Corporation, AmeriGas Partners or Antargaz, as the case may be.
As noted above, we seek to establish the midpoint of the salary grade for the positions held by our named executive officers at approximately the 50th percentile of the going rate for executives in comparable positions. Based on the data provided by our former compensation consultant in June 2010 (the Committee retained Pay Governance in July 2010), we increased the range of salary in each salary grade for each named executive officer, other than Mr. Greenberg, by 1.5 percent. The Committee established Mr. Greenberg’s Fiscal 2011 salary grade midpoint at the market median of comparable executives as identified by Pay Governance based on its analysis of the executive compensation databases. For Mr. Greenberg, this resulted in a 3.8 percent reduction of the range of salary in his salary grade from the prior year.

As previously disclosed, for Fiscal 2010, in response to the challenging global and domestic economic conditions and period of evolving market dynamics, our named executive officers did not receive base salary increases. In light of the improvement in general economic conditions, the Company’s performance and our review of competitive practices, we reinstated our normal practice of adjusting salaries in Fiscal 2011, including adjustments to reflect merit increases. The merit increases were targeted at 2.5 percent, but individual increases varied based on performance evaluations and the individual’s position within the salary range. Performance evaluations were based on qualitative and subjective assessments of each individual’s contribution to the achievement of our business strategies, including the development of growth opportunities and leadership in carrying out our talent development program. Messrs. Greenberg, Walsh and Bissell, in their capacities as chief executive officers of UGI, UGI Utilities, Inc. and AmeriGas Propane, respectively, had additional goals and objectives for Fiscal 2011. Mr. Greenberg’s annual goals and objectives included the achievement of annual bonus financial goals, leadership in uncovering investment opportunities for the Company and its subsidiaries, and collaboration with the President and Chief Operating Officer of the Company on a succession plan for senior leadership of the Company and its subsidiaries. Mr. Walsh’s annual goals and objectives for Fiscal 2011 included achievement of UGI Utilities, Inc.’s annual bonus financial goals, implementation of UGI Utilities, Inc.’s growth strategy, including new marketing campaigns for conversions to natural gas and implementation of a UGI Utilities, Inc. Chief Executive Officer succession plan. Mr. Bissell’s annual goals and objectives for Fiscal 2011 included achievement of annual bonus financial goals, completion of acquisitions adding $10 million of EBITDA annually, the mentoring of executives moving into new roles in Fiscal 2011 and the partial implementation of a new Order-to-Cash information system. Other than Mr. Varagne, all named executive officers received a salary in Fiscal 2011 that was within 89 percent to 111 percent of the midpoint for his salary range. While there is no established salary range for Mr. Varagne, Mr. Varagne’s salary was positioned to approximate the 50th percentile of salaries for comparable executives as determined by Pay Governance, using information in Towers Watson’s database for Top Executive Remuneration in France.
The following table sets forth each named executive officer’s Fiscal 2011 salary.

			Percentage Increase
Name	Salary		over Fiscal 2010 Salary
Lon R. Greenberg	$1,099,540		3.0%
John L. Walsh	$674,440		4.0%
Peter Kelly	$437,008		2.5%
Eugene V. N. Bissell	$502,268		2.5%
François Varagne	$469,000	(1)	0	% (2)
Robert H. Knauss	$360,776		6.0%
Robert C. Flexon	$475,020		N/A

(1)
Mr. Varagne’s salary is paid in euros, and the amount shown reflects conversion based on a monthly average exchange rate in Fiscal 2011 of $1.40 per euro. The monthly average exchange rate is calculated by taking the average of the first and last published rate for each month and then calculating the average of each of the monthly amounts.

(2)
Due solely to the difference in the monthly average exchange rate of the U.S. Dollar to the Euro between Fiscal 2010 ($1.36) and Fiscal 2011 ($1.40), Mr. Varagne’s salary, expressed in U.S. Dollars, increased by 2.9 percent. His salary in both Fiscal 2010 and Fiscal 2011 was €335,000.

•	Annual Bonus Awards
Our annual bonus plans provide our named executive officers with the opportunity to earn annual cash incentives provided that certain performance goals are satisfied. Our annual cash incentives are intended to motivate our executives to focus on the achievement of our annual business objectives by providing competitive incentive opportunities to those executives who have the ability to significantly impact our financial performance. We believe that basing a meaningful portion of an executive’s compensation on financial performance emphasizes our pay for performance philosophy and will result in the enhancement of shareholder or unitholder value.
In determining each executive position’s target award level under our annual bonus plans, we considered database information derived by Pay Governance regarding the percentage of salary payable upon achievement of target goals for executives in similar positions at other companies as described above. In establishing the target award level, we position the amount within the 50th to 75th percentiles for comparable positions. We determined that the 50th to 75th percentile range was appropriate because we believe that the annual bonus opportunities should have a significant reward potential to recognize the difficulty of achieving the annual goals and the significant beneficial impact to the Company of such achievement. For Fiscal 2011, Mr. Greenberg’s opportunity was set at the 50th percentile and the other participating named executive officers’ opportunities were set between the 50th and 67th percentiles.
Messrs. Greenberg, Walsh and Knauss participate in the UGI Corporation Executive Annual Bonus Plan (the “UGI Bonus Plan”), while Mr. Bissell participates in the AmeriGas Propane, Inc. Executive Annual Bonus Plan (the “AmeriGas Bonus Plan”). Mr. Flexon also participated in the UGI Bonus Plan, but his eligibility terminated upon his resignation from the Company in July 2011. Mr. Kelly, who retired in February 2011, did not participate in the Annual Bonus Plan in Fiscal 2011. For Messrs. Greenberg, Walsh and Knauss, the entire target award opportunity was based on the Company’s earnings per share (“EPS”). We believe that annual bonus payments to our most senior executives should reflect our overall financial results for the fiscal year, and EPS provides a straightforward, “bottom line” measure of the performance of an executive in a large, well-established corporation. For similar reasons, Mr. Bissell’s target award opportunity was principally based on earnings per common unit (“EPU”) of AmeriGas Partners, with the bonus achieved based on EPU, subject to adjustment based on achievement of AmeriGas Partners’ customer growth goal, as described below. We believe that customer growth for AmeriGas Partners is an important component of EPU because we foresee no growth in total demand for propane in the next several years, and, therefore, customer growth is an important factor in our ability to improve the long-term financial performance of AmeriGas Partners. Additionally, the customer growth adjustment serves to balance the risk of AmeriGas Partners’ achieving short-term annual financial goals at the expense of AmeriGas Partners’ long-term goal to increase its customer base. For Mr. Varagne, we determined to base his target award entirely on achievement of Antargaz’ budgeted EBITDA.

The bonus award opportunity for each of Messrs. Greenberg, Walsh and Knauss was structured so that no amounts would be paid unless the Company’s EPS was at least 80 percent of the target amount, with the target bonus award being paid out if the Company’s EPS was 100 percent of the targeted EPS. The maximum award, equal to 200 percent of the target award, would be payable if EPS equaled or exceeded 120 percent of the EPS target. The targeted EPS for bonus purposes for Fiscal 2011 was established to be in the range of $2.30 to $2.40 per share. The targeted EPS for bonus purposes was not achieved and bonus payouts were adjusted accordingly. Each Committee has discretion to adjust performance results for extraordinary items or other events, as the Committee deems appropriate. For Fiscal 2011, the Committee excluded from the calculation of EPS the effect of the losses associated with (i) AmeriGas Partners’ early extinguishments of debt and (ii) the hedging of a currency risk related to the purchase price of European LPG businesses. These adjustments resulted in an 11 percentage point increase in EPS for purposes of the UGI Bonus Plan. For Fiscal 2011, Messrs. Greenberg, Walsh and Knauss each received a bonus payout equal to 88.7 percent of his target award. Mr. Flexon was not eligible to receive an award due to his resignation during Fiscal 2011.
We adopted the Antargaz EBITDA target for Mr. Varagne to more closely align his compensation with United States’ pay practices by providing a bonus opportunity based on Antargaz financial performance. Mr. Varagne’s bonus award opportunity was structured so that no amounts would be payable unless Antargaz’ EBITDA was at least 75 percent of the target amount. The maximum award, equal to 200 percent of the target award, would be payable if Antargaz’ EBITDA exceeded 130 percent of the EBITDA target. The targeted Antargaz EBITDA for bonus purposes for Fiscal 2011 was established to be in the range of €115 million to €129 million. Mr. Varagne received a bonus payout equal to €218,085 or $300,957 (based on an exchange rate of $1.38 per euro on October 12, 2011), or 93 percent of his target bonus.
As noted above, Mr. Bissell’s target award opportunity was based on EPU of AmeriGas Partners, subject to modification based on customer growth. The targeted EPU for bonus purposes for Fiscal 2011 was established to be in the range of $3.12 to $3.26 per common unit. Under the target bonus criteria applicable to Mr. Bissell, no bonus would be paid if the EPU amount was less than approximately 83 percent of the EPU target, while 200 percent of the target bonus might be payable if EPU was approximately 120 percent or more of the target. The percentage of target bonus payable based on various levels of EPU is referred to as the “EPU Leverage Factor.” The amount of the award determined by applying the EPU Leverage Factor is then adjusted to reflect the degree of achievement of a predetermined customer growth objective (“Customer Growth Leverage Factor”). For Fiscal 2011, the adjustment ranged from 90 percent if the growth target was not achieved, to 110 percent if the growth objective exceeded approximately 200 percent of the growth target. We believe the Customer Growth Leverage Factor for Fiscal 2011 represented an achievable but challenging growth target, as demonstrated by the fact that, during the past five fiscal years, the customer growth objective has been achieved with respect to one fiscal year. Once the EPU Leverage Factor and Customer Growth Leverage Factor are determined, the EPU Leverage Factor is multiplied by the Customer Growth Leverage Factor to obtain an adjusted leverage factor. This adjusted leverage factor is then multiplied by the target bonus opportunity to arrive at the bonus award payable for the fiscal year.

For Fiscal 2011, the Committee deemed it appropriate to adjust EPU to exclude the effect of the losses associated with AmeriGas Partners’ early extinguishments of debt in Fiscal 2011. This resulted in an 85 percentage point increase to the EPU Leverage Factor, which was then modified because the customer growth target was not achieved and the Customer Growth Leverage Factor was negative. With respect to Mr. Bissell, the Committee modestly reduced the resulting bonus amount to reflect the Committee’s assessment of the degree to which he had met objectives relating to the implementation of AmeriGas Propane’s Order-to-Cash information system.
The following annual bonus payments were made for Fiscal 2011:

	Percent of Target	Amount of
Name(1)	Bonus Paid	Bonus
Lon R. Greenberg	88.7%	$1,072,821
John L. Walsh	88.7%	$508,494
Eugene V. N. Bissell	72.2%	$290,000
François Varagne	93.0%	$300,957	(2)
Robert H. Knauss	88.7%	$208,005

(1)	As noted above, Mr. Kelly did not participate in the Annual Bonus Plan and Mr. Flexon’s eligibility terminated upon his resignation in July 2011.

(2)
Mr. Varagne’s Fiscal 2011 bonus was paid in euros, and the amount shown reflects conversion based on an exchange rate of $1.38 per euro on October 12, 2011, the effective date of Mr. Varagne’s resignation as chairman and chief executive officer of Antargaz. Mr. Varagne’s bonus in Fiscal 2011 was €218,085.

•	Discretionary Bonuses
In November 2011, the Committee and the independent members of the UGI Board of Directors approved discretionary bonuses of (i) $50,000 to Mr. Walsh, and (ii) $60,000 to Mr. Knauss. Mr. Walsh’s discretionary bonus was in recognition of his exceptional overall leadership, including serving as President and Chief Executive Officer of UGI Utilities, Inc. The discretionary bonus for Mr. Knauss was in recognition of his outstanding contributions and leadership efforts relating to acquisitions and other matters.
•	Long-Term Compensation — Fiscal 2011 Equity Awards
Our long-term incentive compensation is intended to create a strong financial incentive for achieving or exceeding long-term performance goals and to encourage executives to hold a significant equity stake in our company in order to align the executives’ interests with shareholder interests. Additionally, we believe our long-term incentives provide us the ability to attract and retain talented executives in a competitive market. We awarded our long-term compensation effective January 1, 2011 for Messrs. Greenberg, Walsh, Knauss and Bissell under the Company’s Amended and Restated 2004 Omnibus Equity Compensation Plan (the “2004 Plan”). Mr. Flexon also received long-term compensation, effective February 14, 2011, under the 2004 Plan, which he subsequently forfeited upon his resignation. In addition, Mr. Bissell received long-term compensation awards effective January 1, 2011 under the 2010 AmeriGas Propane, Inc. Long-Term Incentive Plan on behalf of AmeriGas Partners, L.P. (“AmeriGas 2010 Plan”). Mr. Varagne’s long-term compensation awards were made effective January 1, 2011 under the Sub-Plan for French Employees and Corporate Officers under the Company’s 2004 Plan.

Our long-term compensation for Fiscal 2011 included UGI Corporation stock option grants and either UGI Corporation or AmeriGas Partners performance unit awards. Messrs. Greenberg, Walsh, Varagne, Knauss and Flexon were each awarded UGI Corporation performance units tied to the three-year total return performance of the Company’s common stock relative to that of the companies in the Russell MidCap Utilities Index. Mr. Bissell was awarded AmeriGas Partners performance unit awards tied to the three-year total return performance of AmeriGas Partners common units relative to that of the entities in the Alerian MLP Index. Each performance unit represents the right of the recipient to receive a share of common stock or a common unit if specified performance goals and other conditions are met.
As is the case with cash compensation and annual bonus awards, we referenced Pay Governance’s analysis of executive compensation database information in establishing equity compensation for the named executive officers, except for Mr. Varagne, for whom such data was not available. In determining the total dollar value of the long-term compensation opportunity to be provided in Fiscal 2011, we initially referenced (i) median salary information and (ii) the percentage of the market median base salary for each position to be delivered as a long-term compensation opportunity, both as calculated by Pay Governance. Pay Governance developed the percentages of base salary used to determine the amount of equity compensation based on the applicable executive compensation databases and such percentages were targeted to produce a long-term compensation opportunity at the 50th percentile level.
We initially applied approximately 50 percent of the amount of the long-term incentive opportunity to stock options and approximately 50 percent to performance units. We have bifurcated long-term compensation in this manner since 2000 and believe it provides a good balance between two related, but discrete goals. Stock options are designed to align the executive’s interests with shareholder interests, because the value of stock options is a function of the appreciation or depreciation of our stock price. As explained in more detail below, the performance units are designed to encourage total shareholder return that compares favorably relative to a competitive peer group.
In past years, our compensation consultant provided both the competitive market and UGI’s long-term incentive values based upon a standardized “expected value” approach, which applied a binomial-lattice model for stock options. Under the binomial-lattice model, the value of a stock option equals the probability-weighted average of stock option gains at various points in time. However, in connection with its analysis of long-term incentive compensation, Pay Governance suggested that we consider an alternative approach to valuing long-term incentive awards by utilizing the accounting values reported directly by companies to the survey databases. Those accounting values are determined in accordance with GAAP.

In its analysis of the alternative valuation methods, Pay Governance calculated the effect of using the alternative approaches. The total number of UGI stock options calibrating to 50 percent of the total market median long-term incentive value as calculated by Pay Governance using the accounting values approach was considerably smaller than the number derived from the expected value approach for Fiscal 2011. As discussed below and consistent with past practice, management uses the Pay Governance calculations as a starting point and recommends adjustments to the Committee.
The remaining approximately 50 percent of the long-term compensation opportunity is awarded as performance units. In calculating the number of UGI Corporation performance units to be awarded to each named executive officer, other than Mr. Bissell, who received AmeriGas Partners performance units, Pay Governance established a value of $21.30 per performance unit using the expected value approach and $27.76 per performance unit using the accounting values approach. The number of AmeriGas Partners performance unit awards was computed in a similar fashion. Pay Governance valued the AmeriGas Partners performance unit awards at $33.69 per underlying unit using an expected value approach and at $47.80 per unit using an accounting values approach. As was the case with its analysis of stock options, Pay Governance determined that the number of UGI Corporation and AmeriGas Partners performance units calibrating to 50 percent of the total market median long-term incentive value resulting from application of the accounting values approach was smaller than the number derived from the expected value approach.
Despite the fact that the number of shares underlying options and the number of performance units would be smaller under the accounting values approach than would be the case under the expected value approach, management recommended that the Committees adopt the accounting value methodology. We adopted this recommendation because the accounting value methodology is utilized for public reporting purposes and has been adopted in recent years by a growing number of companies. Moreover, the values reflected in disclosures of stock awards and option awards in the Summary Compensation Table are determined using accounting value methodology under GAAP.
While management used the Pay Governance calculations as a starting point, in accordance with past practice, management recommended adjustments to the aggregate number of the Company’s stock options and the Company’s and AmeriGas Partners’ performance units calculated by Pay Governance. The adjustments were designed to address historic grant practices, internal pay equity (both within and among our business units) and the policy of the Company that the three-year average of the annual number of equity awards made under the Company’s 2004 Plan for the fiscal years 2009 through 2011, expressed as a percentage of common shares outstanding at fiscal year-end, will not exceed 2 percent. The adjustments generally resulted in a significant decrease in the number of shares underlying options and a modest increase in the number of performance units awarded, in each case as compared to amounts calculated by Pay Governance using accounting values. In all cases, however, the overall value that was delivered to management was less than the total value recommended by Pay Governance. Mr. Varagne’s stock option awards and performance unit awards were recommended by management, based on management’s consideration of internal pay equity and recognition that these types of long-term awards are utilized less frequently overseas than in the United States. For purposes of calculating the annual number of equity awards used in this calculation: (i) each stock option granted is deemed to equal one share, and (ii) each performance unit earned and paid in shares of stock and each stock unit granted and expected to be paid in shares of stock is deemed to equal four shares.

As a result of the Committee’s acceptance of management’s recommendations, the named executives, other than Mr. Varagne, received between approximately 70 percent and 80 percent of the total dollar value of long-term compensation opportunity recommended by Pay Governance using the accounting values. The actual grant amounts are set forth below:

	Shares Underlying
	Stock Options	Performance Units
Name	# Granted	# Granted
Lon R. Greenberg	300,000	70,000
John L. Walsh	125,000	28,000
Eugene V. N. Bissell	80,000	14,000	(1)
François Varagne(2)	50,000	15,000
Robert H. Knauss	57,000	11,000
Robert C. Flexon(3)	75,000	15,000

(1)	Constitutes AmeriGas Partners performance units.

(2)	Pay Governance made no calculation regarding Mr. Varagne’s long-term compensation, which is addressed below.

(3)
In connection with the commencement of his employment, in addition to the awards shown above, Mr. Flexon was awarded (i) 30,000 stock units, with dividend equivalents, that were subject to a three year vesting period, and (ii) a transition award of 15,000 performance units with dividend equivalents, 5,000 of which were tied to the Company’s TSR relative to the performance of the companies in the S&P Utilities Index during the 2009-2011 period, and 10,000 of which were tied to the Company’s relative TSR performance during the 2010-2012 period. Mr. Flexon forfeited his stock options, stock units and all performance units upon his resignation in July 2011.

While the number of performance units awarded to the named executive officers, other than Mr. Varagne, was determined as described above, the actual number of shares or units underlying performance units that are paid out at the expiration of the three-year performance period will be based upon the Company’s comparative total shareholder return (“TSR”) or AmeriGas Partners’ total unitholder return (“TUR”) over the period from January 1, 2011 to December 31, 2013. Specifically, with respect to the Company’s performance units, we will compare the TSR of the Company’s common stock relative to the TSR performance of those companies comprising the Adjusted Russell MidCap Utilities Index as of the beginning of the performance period. In computing TSR, the Company uses the average of the daily closing prices for its common stock and, beginning with performance units granted in Fiscal

2011, the common stock of each company in the Adjusted Russell MidCap Utilities Index for the 90 calendar days prior to January 1 of the beginning and end of a given three-year performance period. In addition, TSR gives effect to all dividends throughout the three-year performance period as if they had been reinvested. If a company is added to the Adjusted Russell MidCap Utilities Index during a three-year performance period, we do not include that company in our TSR analysis. We will only remove a company that was included in the Adjusted Russell MidCap Utilities Index at the beginning of a performance period if such company ceases to exist during the applicable performance period. Those companies in the Adjusted Russell MidCap Utilities Index as of January 1, 2011 were as follows:

AGL Resources Inc.	FirstEnergy Corp.	Pepco Holdings, Inc.
Allegheny Energy, Inc.	Genon Energy Inc.	Pinnacle West Capital Corp.
Alliant Energy Corporation	Great Plains Energy Inc.	PPL Corporation
Ameren Corporation	Hawaiian Electric Industries, Inc.	Progress Energy, Inc.
American Water Works Company, Inc.	Integrys Energy Group, Inc.	Questar Corporation
Aqua America, Inc.	ITC Holdings Corp.	SCANA Corporation
Atmos Energy Corporation	MDU Resources Group, Inc.	Sempra Energy
Calpine Corporation	National Fuel Gas Company	TECO Energy, Inc.
Centerpoint Energy, Inc.	NiSource Inc.	The AES Corporation
CMS Energy Corporation	Northeast Utilities	The Southern Company
Consolidated Edison, Inc.	NRG Energy, Inc.	UGI Corporation
Constellation Energy Group, Inc.	NSTAR	Vectren Corporation
DPL Inc.	NV Energy, Inc.	Westar Energy, Inc.
DTE Energy Company	OGE Energy Corp.	Wisconsin Energy Corporation
Edison International	ONEOK, Inc.	Xcel Energy Inc.
Energen Corporation	ORMAT Technologies, Inc.
With respect to the Fiscal 2011 performance units, and in accordance with management’s recommendation, the Company changed the peer group used to measure TSR from the S&P Utilities Index to the Adjusted Russell MidCap Utilities Index. Management recommended, and the Committee approved, this change because the companies included in the Russell MidCap Utilities Index generally are more comparable to the Company in terms of market capitalization than the companies in the S&P Utilities Index. Moreover, the Company is included in the Russell MidCap Utilities Index and is not included in the S&P Utilities Index. Additionally, based on the analysis provided by Pay Governance, there was no significant difference in the Company’s overall TSR ranking resulting from the change in index. The Company, upon approval of the Committee, excluded telecommunications companies from the peer group because the nature of the telecommunications business is markedly different from that of other companies in the utilities industry.

With respect to AmeriGas Partners’ performance units, we will compare the TUR of AmeriGas Partners’ common units relative to the TUR performance of those entities comprising the Alerian MLP Index as of the beginning of the performance period. In computing TUR, we use the average of the daily closing prices for AmeriGas Partners’ common units and those of each of the entities in the Alerian MLP Index for the 90 calendar days prior to January 1 of the beginning and end of a given three-year performance period. In addition, TUR gives effect to all distributions throughout the three-year performance period as if they had been reinvested. For the AmeriGas Partners performance units awarded to Mr. Bissell, we compare the TUR of AmeriGas Partners’ common units to the TUR performance of each of the 49 other entities in the Alerian MLP Index. If an entity is added to the Alerian MLP Index during a three-year performance period, we do not include that entity in our TUR analysis. We will only remove an entity that was included in the Alerian MLP Index at the beginning of a performance period if it ceases to exist during the applicable performance period. The entities comprising the Alerian MLP Index as of January 1, 2011 were as follows:

Alliance Holdings GP, L.P.	Ferrellgas Partners, L.P.	PAA Natural Gas Storage, L.P.
Alliance Resource Partners, L.P.	Genesis Energy, L.P.	Penn Virginia GP Holdings, L.P.
AmeriGas Partners, L.P.	Holly Energy Partners, L.P.	Penn Virginia Resource Partners, L.P.
Boardwalk Pipeline Partners, LP	Inergy, L.P.	Pioneer Southwest Energy Partners L.P.
Buckeye Partners, L.P.	Kinder Morgan Energy Partners, L.P.	Plains All American Pipeline, L.P.
Calumet Specialty Products Partners, L.P.	Kinder Morgan Management, LLC	Regency Energy Partners LP
Copano Energy, L.L.C.	Legacy Reserves LP	Spectra Energy Partners, LP
DCP Midstream Partners, LP	Linn Energy, LLC	Suburban Propane Partners, L.P.
Duncan Energy Partners L.P.	Magellan Midstream Partners, L.P.	Sunoco Logistics Partners L.P.
El Paso Pipeline Partners, L.P.	Markwest Energy Partners, L.P.	TC PipeLines, LP
Enbridge Energy Management, L.L.C.	Martin Midstream Partners L.P.	Targa Resources Partners LP
Enbridge Energy Partners, L.P.	Natural Resource Partners L.P.	Teekay LNG Partners L.P.
Encore Energy Partners LP	Navios Maritime Partners L.P.	Teekay Offshore Partners L.P.
Energy Transfer Equity, L.P.	Niska Gas Storage Partners LLC	Vanguard Natural Resources LLC
Energy Transfer Partners, L.P.	NuStar Energy L.P.	Western Gas Partners, LP
Enterprise Products Partners L.P.	Nustar GP Holdings, LLC	Williams Partners L.P.
EV Energy Partners, L.P.	ONEOK Partners, L.P.
Each award payable to the named executive officers, other than Mr. Varagne, provides a number of the Company’s shares or AmeriGas Partners’ common units equal to the number of performance units earned. After the Committee has determined that the conditions for payment have been satisfied, the Company or AmeriGas Propane, as the case may be, has the authority to provide for a cash payment to the named executives, other than Mr. Varagne, in lieu of a limited number of the shares or common units payable. The cash payment is based on the value of the securities at the end of the performance period and is designed to meet minimum statutory tax withholding requirements. In the event that UGI executives earn shares in excess of the target award, the value of the shares earned in excess of target is paid entirely in cash.
For the Company’s performance units, the minimum award, equivalent to 50 percent of the number of performance units, will be payable if the Company’s TSR rank is at the 40th percentile of the Adjusted Russell MidCap Utilities Index. The target award, equivalent to 100 percent of the number of performance units, will be payable if the TSR rank is at the 50th percentile. The maximum award, equivalent to 200 percent of the number of performance units (except for Mr. Varagne, as discussed below), will be payable if the Company’s TSR rank is the highest of all Adjusted Russell MidCap Utilities Index. The number of AmeriGas Partners common units underlying performance units that will be paid out to Mr. Bissell will be based upon AmeriGas Partners’ TUR rank relative to the Alerian MLP Index entities and is computed using a methodology analogous to that described above with regard to the Company’s TSR ranking.
All performance units, other than those held by Mr. Varagne, have dividend or distribution equivalent rights, as applicable. A dividend equivalent is an amount determined by multiplying the number of performance units credited to a recipient’s account by the per-share cash dividend or the per-share fair market value of any non-cash dividend paid by the Company during the performance period on Company shares on a dividend payment date. A distribution equivalent relates to AmeriGas common units and is determined in a similar manner. Accrued dividend and distribution equivalents are payable in cash based on the number of common shares or AmeriGas Partners’ common units, if any, paid out at the end of the performance period.

Mr. Varagne’s target award is set differently from that of the other named executive officers to preserve favorable treatment under French tax law, which limits our ability to pay awards in excess of the target amount. Therefore, Mr. Varagne’s target award is payable if the Company’s TSR rank is the highest of all of the indexed companies, and is reduced below the target award if a lower ranking is achieved. Mr. Varagne’s minimum award, equivalent to 25 percent of the number of performance units, will be payable if the Company’s TSR rank is at the 40th percentile of the indexed companies; an award, equivalent to 50 percent of the number of performance units, will be payable if the TSR rank is at the 50th percentile; and the maximum award (target award), equivalent to 100 percent of the number of performance units, will be payable if the Company’s TSR rank is the highest of all companies.
•	Long-Term Compensation — Payout of Performance Units for 2008-2010 Period
During Fiscal 2011, we paid out awards to those executives who received performance units in our 2008 fiscal year covering the period from January 1, 2008 to December 31, 2010. For that period, the Company’s TSR ranked second relative to the 31 companies in the S&P Utilities Index, placing the Company slightly below the 97th percentile ranking, resulting in a 191.9 percent payout of the target award. AmeriGas Partners’ TUR ranked 6th relative to its peer group of 19 other partnerships, placing AmeriGas Partners at approximately the 74th percentile ranking, resulting in a 147.8 percent payout of the target award. As a result of the Company’s TSR performance and AmeriGas Propane’s TUR performance, the payouts during Fiscal 2011 on performance unit awards were as follows:

	Performance Unit	Performance Unit
Name	Payout (#)	Payout Value(1) ($)
Lon R. Greenberg	134,330	$4,578,638
John L. Walsh	51,813	$1,766,046
Peter Kelly	28,785	$981,137
Eugene V. N. Bissell	17,736	$1,009,267
François Varagne	17,751	$560,577
Robert H. Knauss	17,271	$588,682

(1)	Includes dividend equivalent or distribution equivalent payout. Mr. Varagne does not receive a dividend equivalent payout.
•	Perquisites
We provide limited perquisite opportunities to our executive officers. We provide reimbursement for tax preparation services and limited spousal travel. Our named executive officers may also occasionally use the Company’s tickets for sporting events for personal rather than business purposes. In addition, Mr. Varagne had a company car. The aggregate cost of perquisites for all named executive officers in Fiscal 2011 was less than $60,000.
•	Other Benefits
Our named executive officers participate in various retirement, pension, deferred compensation and severance plans which are described in greater detail in the Ongoing Plans and Post-Employment Agreements section of this Compensation Discussion and Analysis. We also provide employees, including the named executive officers, with a variety of other benefits, including medical and dental benefits, disability benefits, life insurance, and paid time off for holidays and vacations. These benefits generally are available to all of our full-time employees, although AmeriGas Propane provided certain enhanced disability and life insurance benefits to Mr. Bissell having a total cost in Fiscal 2011 of less than $5,000.

•	Ongoing Plans and Post-Employment Agreements
We have several plans and agreements (described below) that enable our named executive officers to accrue retirement benefits as the executives continue to work for us, provide severance benefits upon certain types of termination of employment events or provide other forms of deferred compensation. Except where specifically stated, Mr. Varagne does not participate in the plans described below.
Retirement Income Plan for Employees of UGI Utilities, Inc. (the “UGI Pension Plan”)
This plan is a tax-qualified defined benefit plan available to, among others, employees of the Company and certain of its subsidiaries. The UGI Pension Plan was closed to new participants as of January 1, 2009. The UGI Pension Plan provides an annual retirement benefit based on an employee’s earnings and years of service, subject to maximum benefit limitations. Messrs. Greenberg, Walsh and Knauss participate in the UGI Pension Plan; Mr. Bissell has a vested benefit, but he no longer participates. See Compensation of Executive Officers — Pension Benefits Table — Fiscal 2011 and accompanying narrative for additional information.
UGI Utilities, Inc. Savings Plan (the “UGI Savings Plan”)
This plan is a tax-qualified defined contribution plan available to, among others, employees of the Company. Under the plan, an employee may contribute, subject to Internal Revenue Code (the “Code”) limitations (which, among other things, limited annual contributions in 2011 to $16,500), up to a maximum of 50 percent of his or her eligible compensation on a pre-tax basis and up to 20 percent of his or her eligible compensation on an after-tax basis. The combined maximum of pre-tax and after-tax contributions is 50 percent of his or her eligible compensation. The Company provides matching contributions targeted at 50 percent of the first 3 percent of eligible compensation contributed by the employee in any pay period, and 25 percent of the next 3 percent. For participants entering the UGI Savings Plan on or after January 1, 2009, who are not eligible to participate in the UGI Pension Plan, the Company provides matching contributions targeted at 100 percent of the first 5 percent of eligible compensation contributed by the employee in any pay period. Amounts credited to an employee’s account in the plan may be invested among a number of funds, including the Company’s stock fund. Messrs. Greenberg, Walsh and Knauss are eligible to participate in the UGI Savings Plan.
AmeriGas Propane, Inc. Savings Plan (the “AmeriGas Savings Plan”)
This plan is a tax-qualified defined contribution plan for AmeriGas Propane employees. Subject to Code limits, which are the same as described above with respect to the UGI Savings Plan, an employee may contribute, on a pre-tax basis, up to 50 percent of his or her eligible compensation, and AmeriGas Propane provides a matching contribution equal to 100 percent of the first 5 percent of eligible compensation contributed in any pay period. Like the UGI Savings Plan, participants in the AmeriGas Savings Plan may invest amounts credited to their account among a number of funds, including the Company’s stock fund. Mr. Bissell is eligible to participate in the AmeriGas Savings Plan.

UGI Corporation Supplemental Executive Retirement Plan and Supplemental Savings Plan
UGI Corporation Supplemental Executive Retirement Plan
This plan is a nonqualified defined benefit plan that provides retirement benefits that would otherwise be provided under the UGI Pension Plan to employees hired prior to January 1, 2009, but are prohibited from being paid from the UGI Pension Plan by Code limits. The plan also provides additional benefits in the event of certain terminations of employment covered by a change in control agreement. Messrs. Greenberg, Walsh and Knauss participate in the UGI Corporation Supplemental Executive Retirement Plan. See Compensation of Executive Officers — Pension Benefits Table — Fiscal 2011 and accompanying narrative for additional information.
UGI Corporation Supplemental Savings Plan
This plan is a nonqualified deferred compensation plan that provides benefits that would be provided under the qualified UGI Savings Plan to employees hired prior to January 1, 2009 in the absence of Code limitations. The Supplemental Savings Plan is intended to pay an amount substantially equal to the difference between the Company matching contribution to the qualified UGI Savings Plan and the matching contribution that would have been made under the qualified UGI Savings Plan if the Code limitations were not in effect. At the end of each plan year, a participant’s account is credited with earnings equal to the weighted average return on two indices: 60 percent on the total return of the Standard and Poor’s 500 Index and 40 percent on the total return of the Barclays Capital U.S. Aggregate Bond Index. The plan also provides additional benefits in the event of certain terminations of employment covered by a change in control agreement. Messrs. Greenberg, Walsh and Knauss are each eligible to participate in the UGI Corporation Supplemental Savings Plan. See Compensation of Executive Officers — Nonqualified Deferred Compensation Table — Fiscal 2011 and accompanying narrative for additional information.
2009 UGI Corporation Supplemental Executive Retirement Plan for New Employees
The 2009 UGI Corporation Supplemental Executive Retirement Plan for New Employees (the “2009 UGI SERP”) is a nonqualified deferred compensation plan that is intended to provide retirement benefits to executive officers who are not eligible to participate in the UGI Pension Plan, having commenced employment with UGI on or after January 1, 2009. Under the 2009 UGI SERP, the Company credits to each participant’s account annually an amount equal to 5 percent of the participant’s compensation (salary and annual bonus) up to the Code compensation limit ($245,000 in 2011) and 10 percent of compensation in excess of such limit. In addition, if any portion of the Company’s matching contribution under the UGI Savings Plan is forfeited due to nondiscrimination requirements under the Code, the forfeited amount, adjusted for earnings and losses on the amount, will be credited to a participant’s account. Participants direct the investment of their account balances among a number of mutual funds, which are generally the same funds available to participants in the UGI Savings Plan, other than the UGI stock fund. See Compensation of Executive Officers — Pension Benefits Table — Fiscal 2011 and accompanying narrative for additional information.

AmeriGas Propane, Inc. Supplemental Executive Retirement Plan
AmeriGas Propane maintains a supplemental executive retirement plan, which is a nonqualified deferred compensation plan for highly compensated employees of AmeriGas Propane. Under the plan, AmeriGas Propane credits to each participant’s account annually an amount equal to 5 percent of the participant’s compensation up to the Code compensation limits and 10 percent of compensation in excess of such limit. In addition, if any portion of AmeriGas Propane’s matching contribution under the AmeriGas Savings Plan is forfeited due to nondiscrimination requirements under the Code, the forfeited amount, adjusted for earnings and losses on the amount, will be credited to a participant’s account. Participants direct the investment of the amounts in their accounts among a number of mutual funds. Mr. Bissell participates in the AmeriGas Propane, Inc. Supplemental Executive Retirement Plan. See Compensation of Executive Officers — Nonqualified Deferred Compensation Table — Fiscal 2011 and accompanying narrative for additional information.
AmeriGas Propane, Inc. 2010 Long-Term Incentive Plan On Behalf of AmeriGas Partners, L.P.
Effective July 30, 2010, this plan succeeded the AmeriGas Propane, Inc. 2000 Long-Term Incentive Plan On Behalf of AmeriGas Partners, L.P., which expired on December 31, 2009. The plan provides (i) designated employees of AmeriGas Propane and its affiliates and (ii) non-employee members of the Board of Directors of AmeriGas Propane with the opportunity to receive grants of options, phantom units, performance units, unit awards, unit appreciation rights, distribution equivalents and other unit-based awards. The plan also provides that if there is a change in control of AmeriGas Partners or UGI Corporation, then the following will generally occur: (i) AmeriGas Partners will provide the participant with written notification of the change in control, (ii) all outstanding options and unit appreciation rights will automatically vest and become exercisable, (iii) the restrictions and conditions on outstanding unit awards will lapse, (iv) phantom units and performance units will become payable in cash in an amount not less than their target amount or in a larger amount up to the maximum grant value, as determined by the Committee, and (v) distribution equivalents and other unit-based awards will become payable in full in cash, in amounts determined by the Committee. Mr. Bissell is eligible to participate in the AmeriGas Propane, Inc. 2010 Long-Term Incentive Plan On Behalf of AmeriGas Partners, L.P.
AmeriGas Propane, Inc. Nonqualified Deferred Compensation Plan
AmeriGas Propane maintains a nonqualified deferred compensation plan under which participants may defer up to $10,000 of their annual compensation. Deferral elections are made annually by eligible participants in respect of compensation to be earned for the following year. Participants may direct the investment of deferred amounts into a number of mutual funds. Payment of amounts accrued for the account of a participant generally is made following the participant’s termination of employment. Mr. Bissell is eligible to participate in the AmeriGas Propane, Inc. Nonqualified Deferred Compensation Plan. See Compensation of Executive Officers — Nonqualified Deferred Compensation Table — Fiscal 2011 and accompanying narrative for additional information.

Antargaz Supplemental Retirement Plans
Defined Contribution Plan
This plan provides supplemental retirement income to certain management-level individuals of Antargaz, including Mr. Varagne, who have at least one year of service with Antargaz. Under the plan, Antargaz is obligated to contribute to Mr. Varagne’s account 5 percent of his total remuneration that is subject to government-mandated retirement system contributions; provided that Antargaz’ 5 percent contribution will only apply to Mr. Varagne’s remuneration that is less than or equal to six times the government-mandated retirement system ceiling in France. The ceiling in 2011 was €35,352. Investment of contributions to the plan is managed by an insurance company. Upon Mr. Varagne’s retirement, payment will be made by the insurance company to Mr. Varagne in the form of a life annuity based on the contributions to Mr. Varagne’s account. Mr. Varagne resigned as chairman and chief executive officer of Antargaz, effective October 12, 2011, and therefore is not eligible to receive benefits under this plan.
Defined Benefit Plan
This plan provides supplemental retirement income to certain management-level individuals of Antargaz, including Mr. Varagne, who have at least five years of service with Antargaz. Mr. Varagne has satisfied the five-year service requirement. For purposes of accumulating benefits under the plan, benefits began accruing September 1, 2009 and Antargaz is obligated to purchase an annuity annually on behalf of Mr. Varagne. The amount of the annuity is based on Mr. Varagne’s length of service with Antargaz (up to a maximum of ten years) and Mr. Varagne’s average annual remuneration for the prior three-year period in excess of six times the government-mandated retirement system annual ceiling in France. The annuity paid may not exceed 15 percent of Mr. Varagne’s final average remuneration for the thirty-six month period immediately preceding retirement. The annuity amount is also reduced by any other supplemental retirement income, other than statutory retirement schemes, payable to Mr. Varagne. Mr. Varagne is entitled to receive benefits under the plan upon retirement only if he is a corporate officer of Antargaz at the time of his retirement, is at least 62 years of age, and immediately after retirement begins receiving benefits from the government-mandated retirement system in France. Mr. Varagne resigned as chairman and chief executive officer of Antargaz, effective October 12, 2011, and therefore is not eligible to receive benefits under this plan.

UGI Corporation 2009 Deferral Plan, As Amended and Restated Effective June 1, 2010
This plan provides deferral options that comply with the requirements of Section 409A of the Code related to (i) all stock units and phantom units granted to the Company’s and AmeriGas Propane’s non-employee Directors, (ii) benefits payable under the UGI Corporation Supplemental Executive Retirement Plan, (iii) the 2009 UGI Corporation SERP and (iv) benefits payable under the AmeriGas Propane, Inc. Supplemental Executive Retirement Plan. If an eligible participant elects to defer payment under the plan, the participant may receive future benefits after separation from service as (i) a lump sum payment, (ii) annual installment payments over a period between two and ten years or (iii) one to five retirement distribution accounts to be paid in a lump sum in the year specified by the individual. Deferred benefits, other than stock units and phantom units, will be deemed to be invested in investment funds selected by the participant from among a list of available funds. Messrs. Greenberg, Walsh, Knauss and Bissell elected to defer benefits under this plan. The plan also provides newly eligible participants with a deferral election that must be acted upon promptly.
Severance Pay Plans for Senior Executive Employees
The Company and AmeriGas Propane each maintain a severance pay plan that provides severance compensation to certain senior level employees. The plans are designed to alleviate the financial hardships that may be experienced by executive employee participants whose employment is terminated without just cause, other than in the event of death or disability. The Company’s plan covers Messrs. Greenberg, Walsh and Knauss, and the AmeriGas Propane plan covers Mr. Bissell. See Compensation of Executive Officers — Potential Payments Upon Termination or Change in Control for further information regarding the severance plans.
Severance Arrangement with Mr. Varagne
Mr. Varagne had an agreement with our French subsidiary, AGZ Holding, providing for severance benefits in the event his employment was terminated without fault on his part (the “2002 Severance Agreement”). The agreement provided for a cash payment equal to one year of compensation, based on compensation received in the 12 months prior to the effective date of termination. Mr. Varagne’s agreement required that he execute a release discharging the Company and its subsidiaries from liability in connection with his termination prior to receipt of severance payments. On October 12, 2011, Mr. Varagne entered into a settlement agreement with Antargaz and AGZ Holding (the “Settlement Agreement”), pursuant to which he resigned as chairman and chief executive officer of Antargaz, as chief executive officer of AGZ Holding and as a director of Antargaz and AGZ Holding, effective October 12, 2011. In consideration for payments made to Mr. Varagne pursuant to the Settlement Agreement, which included all amounts payable under the 2002 Severance Agreement, Mr. Varagne released the Company, Antargaz, AGZ Holding and certain other parties from any and all claims he may have against each of them. See Compensation of Executive Officers — Potential Payments Upon Termination or Change in Control below for further information regarding Mr. Varagne’s severance agreement.

Change in Control Agreements
The Company has change in control agreements with Messrs. Greenberg, Walsh and Knauss, and AmeriGas Propane has a change in control agreement with Mr. Bissell. The change in control agreements are designed to reinforce and encourage the continued attention and dedication of the executives without distraction in the face of potentially disturbing circumstances arising from the possibility of the change in control and to serve as an incentive to their continued employment with us. The agreements provide for payments and other benefits if we terminate an executive’s employment without cause or if the executive terminates employment for good reason within two years following a change in control of the Company (and, in the case of Mr. Bissell, AmeriGas Propane or AmeriGas Partners). The agreements also provide that if change in control payments exceed certain threshold amounts, we will make additional payments to reimburse the executives for excise and related taxes imposed under the Code. See Compensation of Executive Officers — Potential Payments Upon Termination or Change in Control for further information regarding the change in control agreements.
•	Stock Ownership Guidelines
We seek to align executives’ interests with shareholder and unitholder interests through our equity ownership guidelines. We believe that by encouraging our executives to maintain a meaningful equity interest in the Company or, if applicable, AmeriGas Partners, we will enhance the link between our executives and stockholders or unitholders. Under our guidelines, an executive must meet 10 percent of the ownership requirement within one year from the date of employment or promotion and must use 10 percent of his gross annual bonus award to purchase stock (or, in the case of Messrs. Bissell and Knauss, partnership common units or stock) until his share ownership requirement is met. In addition, the guidelines require that 50 percent of the net proceeds from a “cashless exercise” of stock options be used to purchase stock until the ownership requirement is met. The guidelines also require that, until the share ownership requirement is met, the executive retain all shares or common units received in connection with the payout of performance units. Up to 20 percent of the ownership requirement may be satisfied through holdings of UGI common stock in the executive’s account in the relevant savings plan.
Mr. Bissell is permitted to satisfy his requirements through ownership of UGI common stock, AmeriGas Partners common units, or a combination of UGI common stock and AmeriGas Partners common units, with each AmeriGas Partners common unit equivalent to 1.5 shares of UGI common stock. The stock ownership guidelines further permit any Company executive who was formerly employed by AmeriGas Propane, such as Mr. Knauss, to satisfy up to two-thirds of his or her stock ownership requirement with AmeriGas Partners common units.

The following table provides information regarding our equity ownership guidelines for, and the number of shares and common units held at September 30, 2011 by, our named executive officers:

	Required	Number of Shares of		Number of
	Ownership of UGI	UGI Corporation		AmeriGas Partners
	Corporation	Common Stock Held		Common Units Held
Name	Common Stock(1)	at 9/30/2011		at 9/30/2011
Lon R. Greenberg	250,000	405,872		11,000
John L. Walsh	100,000	126,253		7,000
Eugene V.N. Bissell	60,000	67,297		60,800
François Varagne	30,000	42,239		0
Robert H. Knauss	30,000	10,105	(2)	14,108

(1)	All named executive officers are in compliance with the stock ownership guidelines, which require the accumulation of shares or shares and common units over time.

(2)
In lieu of UGI common stock, Mr. Knauss may satisfy up to two-thirds of his stock ownership requirement with a combination of UGI common stock and AmeriGas Partners common units, with each common unit equivalent to 1.5 shares of UGI common stock. For purposes of the stock ownership guidelines, Mr. Knauss held the equivalent of 31,267 shares of UGI common stock at 9/30/2011.

•	Stock Option Grant Practices
The Committees approve annual stock option grants to executive officers in the last calendar quarter of each year, to be effective the following January 1. The exercise price per share of the options is equal to or greater than the closing share price of the Company’s common stock on the last trading day of December. A grant to a new employee is generally effective on the later of the date the employee commences employment with us or the date the Committee authorizes the grant. In either case the exercise price is equal to or greater than the closing price per share of the Company’s common stock on the effective date of grant. From time to time, management recommends stock option grants for non-executive employees, and the grants, if approved by the Committee, are effective on or after the date of Committee action and have an exercise price equal to or greater than the closing price per share of the Company’s common stock on the effective date of grant. We believe that our stock option grant practices are appropriate and effectively eliminate any question regarding “timing” of grants in anticipation of material events.
•	Role of Executive Officers in Determining Executive Compensation
In connection with Fiscal 2011 compensation, Mr. Greenberg, aided by our human resources personnel, provided statistical data and recommendations to the appropriate Committee to assist it in determining compensation levels. Mr. Greenberg did not make recommendations as to his own compensation and was excused from the Committee meeting when his compensation was discussed by the Committee. While the Committees utilized information provided by Mr. Greenberg, and valued Mr. Greenberg’s observations with regard to other executive officers, the ultimate decisions regarding executive compensation were made by the independent members of the appropriate Board of Directors following Committee recommendations.

•	Tax Considerations
In Fiscal 2011, we paid salary and annual bonus compensation to named executive officers that were not fully deductible under U.S. federal tax law because it did not meet the statutory performance criteria. Section 162(m) of the Code precludes us from deducting certain forms of compensation in excess of $1,000,000 paid to the named executive officers in any one year. Our policy generally is to preserve the federal income tax deductibility of equity compensation paid to our executives by making it performance-based. We will continue to consider and evaluate all of our compensation programs in light of federal tax law and regulations. Nevertheless, we believe that, in some circumstances, factors other than tax deductibility take precedence in determining the forms and amount of compensation, and we retain the flexibility to authorize compensation that may not be deductible if we believe it is in the best interests of our Company.

Compensation of Executive Officers
The following tables, narrative and footnotes provide information regarding the compensation of our Chief Executive Officer, Principal Financial Officers, and our three other most highly compensated executive officers in Fiscal 2011.
Summary Compensation Table — Fiscal 2011

								Change in Pension
								Value and
						Option	Non-Equity	Nonqualified
					Stock Awards	Awards	Incentive	Deferred	All Other
Name and Principal	Fiscal	Salary	Bonus		($)	($)	Plan Compensation	Compensation	Compensation	Total
Position	Year	($)(1)	($)		(2)	(2)	($)(3)	Earnings ($)(4)	($)(5)	($)
(a)	(b)	(c)	(d)		(e)	(f)	(g)	(h)	(i)	(j)
Lon R. Greenberg	2011	1,099,047	0		2,479,400	1,629,000	1,072,821	3,258,787	62,162	9,601,217
Chairman and Chief	2010	1,067,500	0		1,590,400	1,347,000	1,145,428	1,971,422	69,853	7,191,603
Executive Officer	2009	1,067,975	0		1,957,200	1,218,000	1,591,643	2,640,022	65,416	8,540,256
John L. Walsh	2011	674,040	50,000	(7)	991,760	678,750	508,494	376,855	28,023	3,307,922
President, Chief Operating	2010	648,440	0		636,160	561,250	591,410	377,873	33,081	2,848,214
Officer and Principal Financial Officer	2009	648,202	0		782,880	507,500	821,800	330,768	25,979	3,117,129
Peter Kelly	2011	167,917	0		0	0	0	0	756	168,673
Former Vice President-Finance and	2010	426,400	0		386,240	345,730	343,145	190,697	20,323	1,712,535
Chief Financial Officer(6)	2009	426,240	0		475,320	284,200	476,822	134,986	5,989	1,803,557
Robert C. Flexon	2011	191,835	0		2,137,759	407,250	0	0	0	2,736,844
Former Chief Financial Officer(6)
Eugene V. N. Bissell	2011	520,936	0		763,140	434,400	290,000	451	81,094	2,090,021
President and Chief Executive	2010	490,006	0		715,700	359,200	349,664	3,778	85,475	2,003,823
Officer of AmeriGas Propane, Inc.	2009	487,820	0		643,400	304,500	450,800	5,943	97,151	1,989,614
Robert H. Knauss	2011	360,462	60,000	(8)	389,620	309,510	208,005	380,145	13,906	1,721,648
Vice President and	2010	340,340	45,000	(9)	249,920	255,930	237,370	389,944	14,872	1,533,376
General Counsel	2009	340,146	0		602,040	203,000	329,841	455,185	13,594	1,943,806
François Varagne	2011	469,000	0		240,450	271,500	300,957	48,063	49,483	1,379,453
Chairman and	2010	455,600	0		189,440	255,930	324,661	159,952	48,936	1,434,519
Chief Executive Officer	2009	452,250	0		234,210	268,470	252,493	62,170	34,185	1,303,778
Antargaz (10)

(1)	The amounts shown in column (c) represent salary payments actually received during the fiscal year shown based on the number of pay periods within such fiscal year.

(2)
The amounts shown in columns (e) and (f) above represent the aggregate fair value of awards of performance units, and stock options on the date of grant. The assumptions used in the calculation of the amounts shown are included in Note 2 and Note 13 to our audited consolidated financial statements for Fiscal 2011, which are included in our Annual Report on Form 10-K. See the Grants of Plan-Based Awards Table — Fiscal 2011 for information on awards of performance units and stock options made in Fiscal 2011.

(3)	The amounts shown in this column represent payments made under the applicable performance-based annual bonus plan.

(4)
Except for Mr. Varagne, the amounts shown in column (h) of the Summary Compensation Table — Fiscal 2011 reflect (i) the change from September 30, 2010 to September 30, 2011 in the actuarial present value of the named executive officer’s accumulated benefit under the Company’s defined benefit and actuarial pension plans, including the UGI Corporation Supplemental Executive Retirement Plan, and (ii) the above-market portion of earnings, if any, on nonqualified deferred compensation accounts. The change in pension value from year to year as reported in this column is subject to market volatility and may not represent the value that a named executive officer will actually accrue under the Company’s pension plans during any given year. Mr. Bissell has a vested annual benefit of approximately $3,300 under the Company’s defined benefit pension plan, based on prior credited service. Mr. Bissell is not a current participant in the Company’s defined benefit retirement plan or in the UGI Corporation Supplemental Executive Retirement Plan. The amount shown in column (h) for Mr. Varagne relates to the Antargaz Supplemental Executive Retirement Plan. Because Mr. Varagne resigned in October 2011, he does not meet the requirements for payment of any benefit under the Antargaz Supplemental Executive Retirement Plan. The material terms of the Company’s pension plans and deferred compensation plans are described in the Pension Benefits Table — Fiscal 2011 and the Nonqualified Deferred Compensation Table — Fiscal 2011, and the related narratives to each. Earnings on deferred compensation are considered above-market to the extent that the rate of interest exceeds 120 percent of the applicable federal long-term rate. For purposes of the Summary Compensation Table — Fiscal 2011, the market rate on deferred compensation most analogous to the rate at the time the interest rate is set under the Company’s plan for Fiscal 2011 was 4.24 percent, which is 120 percent of the federal long-term rate for December 2010. Mr. Bissell’s earnings on deferred compensation are market-based, and calculated in the same manner and at the same rate as earnings on externally managed investments available in a broad-based qualified plan. The amounts included in column (h) of the Summary Compensation Table — Fiscal 2011 are itemized below.

	Change in	Above-Market
	Pension	Earnings on
	Value	Deferred Compensation
Name	($)	($)
L.R. Greenberg	3,209,463	49,324
J.L. Walsh	369,263	7,592
P. Kelly	0	0
R.C. Flexon	0	0
E.V.N. Bissell	451	0
R.H. Knauss	377,395	2,750
F. Varagne	48,063	0

(5)
The table below shows the components of the amounts included for each named executive officer under column (i), All Other Compensation, in the Summary Compensation Table — Fiscal 2011. Other than as set forth below, the named executive officers did not receive perquisites with an aggregate value of $10,000 or more.

		Employer
		Contribution
		To UGI
		Supplemental
		Savings Plan;
		AmeriGas Propane,
	Employer	Inc. Supplemental
	Contribution	Executive
	to	Retirement Plan;
	401(k)	Antargaz Defined
	Savings Plan	Contribution Plan	Perquisites	Total
Name	($)	($)	($)	($)
L.R. Greenberg	5,513	44,434	12,215	62,162
J.L. Walsh	5,513	22,510	0	28,023
P. Kelly	756	0	0	756
R.C. Flexon	0	0	0	0
E.V.N. Bissell	12,250	68,844	0	81,094
R.H. Knauss	5,308	8,598	0	13,906
F. Varagne	N/A	14,032	35,451	49,483

The perquisites shown for Mr. Greenberg include spousal travel expenses when attending Company or industry-related events where it is customary that officers attend with their spouses, tax preparation fees and occasional use of the Company’s tickets for sporting events for personal rather than business purposes. The perquisites for Mr. Varagne are for the use of a company vehicle. The incremental cost to the Company for these benefits is based on the actual costs or charges incurred by the Company for the benefits.

(6)	Messrs. Kelly and Flexon voluntarily resigned during Fiscal 2011.

(7)	Discretionary bonus awarded in recognition of Mr. Walsh’s overall exceptional leadership, including serving as President and Chief Executive Officer of UGI Utilities, Inc.

(8)	Discretionary bonus awarded in recognition of Mr. Knauss’ outstanding contributions and leadership efforts relating to acquisitions and other matters.

(9)	Discretionary bonus awarded in recognition of Mr. Knauss’ extraordinary leadership efforts relating to the restoration of our corporate headquarters building following a fire in December of 2009.

(10)
Mr. Varagne, Chief Executive Officer of our French subsidiary Antargaz at September 30, 2011, is paid in euros. In calculating the dollar equivalent for disclosure purposes, the Company converts each payment into dollars based on the monthly average exchange rate of $1.40 per euro for Fiscal 2011; $1.36 per euro for Fiscal 2010 and $1.35 per euro for Fiscal 2009. Mr. Varagne resigned from his position at Antargaz on October 12, 2011. His Fiscal 2011 bonus was based on the currency exchange rate of $1.38 per euro on October 12, 2011.

Grants of Plan-Based Awards In Fiscal 2011
The following table and footnotes provide information regarding equity and non-equity plan grants to the named executive officers in Fiscal 2011.
Grants of Plan-Based Awards Table — Fiscal 2011

									All
									Other	All Other
			Estimated Possible Payouts						Stock	Option
			Under			Estimated Future Payouts			Awards:	Awards:	Exercise	Grant Date
			Non-Equity Incentive Plan			Under Equity Incentive Plan			Number	Number of	or Base	Fair Value
			Awards (1) (4)			Awards (2)			of Shares	Securities	Price of	of Stock and
		Board	Thres-			Thres-			of Stock	Underlying	Option	Option
	Grant	Action	hold	Target	Maximum	hold	Target	Maximum	or Units	Options	Awards	Awards
Name	Date	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#) (3)	($/Sh)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)
L.R. Greenberg	10/01/10	11/19/10	725,696	1,209,494	2,418,988
	01/01/11	11/19/10							0	300,000	31.58	1,629,000
	01/01/11	11/19/10				35,000	70,000	140,000				2,479,400
J.L. Walsh	10/01/10	11/19/10	343,964	573,274	1,146,548
	01/01/11	11/19/10							0	125,000	31.58	678,750
	01/01/11	11/19/10				14,000	28,000	56,000				991,760
P. Kelly	10/01/10	11/19/10	196,654	327,756	655,512	0	0	0	0	0	0	0
R.C. Flexon	02/14/11	01/18/11	142,506	237,510	475,020
	02/14/11	01/18/11							0	75,000	31.86	407,250
	02/14/11	01/18/11				2,500	5,000	10,000				183,100
	02/14/11	01/18/11				5,000	10,000	20,000				371,100
	02/14/11	01/18/11				7,500	15,000	30,000				531,300
	02/14/11	01/18/11							30,000			1,052,259
E.V.N. Bissell	10/01/10	11/19/10	241,088	401,814	803,628
	01/01/11	11/19/10							0	80,000	31.58	434,400
	01/01/11	11/19/10				7,000	14,000	28,000				763,140
R.H. Knauss	10/01/10	11/19/10	140,702	234,504	469,008
	01/01/11	11/19/10							0	57,000	31.58	309,510
	01/01/11	11/19/10				5,500	11,000	22,000				389,620
F. Varagne	10/01/10	11/19/10	229,810	328,300	656,600
	01/01/11	11/19/10							0	50,000	31.58	271,500
	01/01/11	11/19/10				7,500	15,000	15,000				240,450

(1)
The amounts shown under this heading relate to bonus opportunities under the relevant company’s annual bonus plan for Fiscal 2011. See Compensation Discussion and Analysis for a description of the annual bonus plans. Payments for these awards have already been determined and are included in the Non-Equity Incentive Plan Compensation column (column (g)) of the Summary Compensation Table. The threshold amount shown for Messrs. Greenberg, Walsh, Kelly and Knauss is based on achievement of 80 percent of the financial goal; for Mr. Varagne, the threshold amount shown is based on achievement of 75 percent of the financial goal. The threshold amount shown for Mr. Bissell is based on achievement of 83 percent of the financial goal with the resulting amount reduced to the maximum extent provided for below-target achievement of the customer growth goal. The threshold amount shown for Mr. Flexon is based on achievement of 80 percent of the financial goal, pro-rated for Fiscal 2011 based on his date of hire.

(2)
The awards shown for all officers except Mr. Bissell are performance units under the Company’s 2004 Plan, as described in Compensation Discussion and Analysis. Performance units are forfeitable until the end of the performance period in the event of termination of employment, with pro-rated forfeitures in the case of termination of employment due to retirement, death or disability. In the case of a change in control of the Company, for all named executive officers other than Mr. Varagne, outstanding performance units and dividend or distribution equivalents will be paid in cash in an amount equal to the greater of (i) the target award, or (ii) the award amount that would be paid as if the performance period ended on the date of the change in control, based on the Company’s achievement of the performance goal as of the date of the change in control, as determined by the Compensation and Management Development Committee.

For Mr. Varagne, in the case of a change in control, outstanding performance units will be paid in cash in an amount equal to the greater of (i) 50% of the maximum award, or (ii) the award amount that would be paid as if the performance period ended on the date of the change in control, based on the Company’s achievement of the performance goal as of the date of the change in control, as determined by the Compensation and Management Development Committee. In the case of Mr. Varagne’s death, his estate is entitled to receive shares of common stock equal to the number of outstanding performance units without regard to the performance criteria.

For Mr. Bissell, the awards shown are performance units under the AmeriGas 2010 Plan, as described in Compensation Discussion and Analysis. Terms of these awards with respect to forfeitures and change in control, as defined in the AmeriGas 2010 Plan, are fashioned in a similar manner to the terms of the performance units granted under the Company’s 2004 Plan.

For Mr. Flexon, the aggregate targeted number of performance units shown is 30,000. Of those, 15,000 were granted as a transition award, with performance periods ending December 31, 2011 (5,000), and December 31, 2012 (10,000).

(3)
Options are granted under the Company’s 2004 Plan. Under this Plan, the option exercise price is not less than 100 percent of the fair market value of the Company’s common stock on the effective date of the grant, which is either the date of the grant or a specified future date. The term of each option is generally ten years, which is the maximum allowable term. For Mr. Varagne’s options, the maximum term is 9 1/2 years from the date of grant. The options become exercisable in three equal annual installments beginning on the first anniversary of the grant date, except for Mr. Varagne’s options, which vest in full on the fourth anniversary of the grant date. All options are nontransferable and generally exercisable only while the optionee is employed by the Company or an affiliate, with exceptions for exercise following termination without cause, retirement, disability or death. For purposes of the 2004 Plan, “employee” includes a chief executive officer or other officer or person who performs management and policymaking functions with respect to a subsidiary of the Company located outside the United States, but who is not an employee of the subsidiary, such as Mr. Varagne. In the case of termination without cause, the option will be exercisable only to the extent that it has vested as of the date of termination of employment and the option will terminate upon the earlier of the expiration date of the option or the expiration of the 13-month period commencing on the date of termination of employment. Except for Mr. Varagne, if termination of employment occurs due to retirement, the option will thereafter become exercisable as if the optionee had continued to be employed by, or continued to provide service to, the Company, and the option will terminate upon the original expiration date of the option. If termination of employment occurs due to disability, the option term is shortened to the earlier of the third anniversary of the date of such termination of employment, or the original expiration date, and vesting continues in accordance with the original vesting schedule. In the event of death of the optionee while an employee, the option will become fully vested and the option term will be shortened to the earlier of the expiration of the 12-month period following the optionee’s death, or the original expiration date. For Mr. Varagne, termination due to retirement, disability or death is treated differently than for U.S employees. If his termination occurs due to retirement or disability, the option will become exercisable as if he had remained chief executive officer of Antargaz for 48 months after the date of such termination and the option will terminate upon the earlier of the expiration date of the option or the expiration of the 48-month period commencing on the date of termination. In the event of Mr. Varagne’s death while chief executive officer of Antargaz, the option will become fully vested and the option will expire six months following the date of death. Options are subject to adjustment in the event of recapitalizations, stock splits, mergers, and other similar corporate transactions affecting the Company’s common stock. In the event of a change in control, unvested options become exercisable.

(4)
Mr. Varagne is paid in euros. In calculating the dollar equivalent for disclosure purposes, we converted amounts in euros into dollars based on the monthly average exchange rate of $1.40 per euro for Fiscal 2011.

Outstanding Equity Awards at Year-End
The following table shows the outstanding stock option and performance unit awards held by the named executive officers at September 30, 2011.
Outstanding Equity Awards at Year-End Table — Fiscal 2011

	Option Awards						Stock Awards
											Equity
											Incentive
											Plan Awards:
							Number		Market		Number of		Equity Incentive
	Number of						of Shares		Value of		Unearned		Plan Awards:
	Securities		Number of				or Units		Shares or		Shares, Units		Market or Payout
	Underlying		Securities				of Stock		Units of		or Other		Value of Unearned
	Unexercised		Underlying		Option		That Have		Stock That		Rights That		Shares, Units or
	Options		Options		Exercise	Option	Not		Have Not		Have Not		Other Rights That
	Exercisable		Unexercisable		Price	Expiration	Vested		Vested		Vested		Have Not Vested
Name	(#)		(#)		($)	Date	(#)		($)		(#)		($)
(a)	(b)		(c)		(e)	(f)	(g)		(h)		(i)		(j)
L.R. Greenberg
	15,000	(1)			16.99	12/31/2013	0		0		70,000		0	(18)
	350,000	(2)			20.47	12/31/2014					70,000	(19)	1,838,900
	250,000	(3)			20.48	12/31/2015					70,000	(20)	1,838,900
	280,000	(4)			27.28	12/31/2016
	300,000	(5)			27.25	12/31/2017
	200,000	(6)	100,000	(6)	24.42	12/31/2018
	100,000	(7)	200,000	(7)	24.19	12/31/2019
			300,000	(8)	31.58	12/31/2020
J.L. Walsh
	170,000	(9)			22.92	03/31/2015	0		0		28,000		0	(18)
	120,000	(4)			27.28	12/31/2016					28,000	(19)	735,560
	120,000	(5)			27.25	12/31/2017					28,000	(20)	735,560
	83,333	(6)	41,667	(6)	24.42	12/31/2018
	41,666	(7)	83,334	(7)	24.19	12/31/2019
			125,000	(8)	31.58	12/31/2020
P. Kelly
	0		0		0	0	0		0		0		0
R.C. Flexon
	0		0		0	0	0		0		0		0
E.V.N. Bissell
	70,000	(4)			27.28	12/31/2016	0		0		20,000		0	(21)
	65,000	(5)			27.25	12/31/2017					17,000	(22)	747,830
	50,000	(6)	25,000	(6)	24.42	12/31/2018					14,000	(23)	615,860
	26,666	(7)	53,334	(7)	24.19	12/31/2019
			80,000	(8)	31.58	12/31/2020
R.H. Knauss
	45,000	(4)			27.28	12/31/2016	12,000	(16)	315,240	(17)	10,000		0	(18)
	45,000	(5)			27.25	12/31/2017					11,000	(19)	288,970
			16,666	(6)	24.42	12/31/2018					11,000	(20)	288,970
			38,000	(7)	24.19	12/31/2019
			57,000	(8)	31.58	12/31/2020
F. Varagne
	52,000	(10)			20.48	06/30/2015	0		0		18,500		0	(24)
	57,000	(11)			27.28	06/30/2016					18,500	(19)	485,995
			57,000	(12)	28.02	12/16/2017					15,000	(20)	394,050
			57,000	(13)	26.51	02/12/2019
			57,000	(14)	24.19	06/30/2019
			50,000	(15)	31.58	06/30/2020
Note: Column (d) was intentionally omitted.

(1)	These options were granted effective January 1, 2004 and were fully vested on January 1, 2007.

(2)	These options were granted effective January 1, 2005 and were fully vested on January 1, 2008.

(3)	These options were granted effective January 1, 2006 and were fully vested on January 1, 2009.

(4)	These options were granted effective January 1, 2007 and were fully vested on January 1, 2010.

(5)	These options were granted effective January 1, 2008 and were fully vested on January 1, 2011.

(6)	These options were granted effective January 1, 2009. These options vest 33 1/3 percent on each anniversary of the grant date and will be fully vested on January 1, 2012.

(7)	These options were granted effective January 1, 2010. These options vest 33 1/3 percent on each anniversary of the grant date and will be fully vested on January 1, 2013.

(8)	These options were granted effective January, 1 2011. These options vest 33 1/3 percent on each anniversary of the grant date and will be fully vested on January 1, 2014.

(9)	These options were granted effective April 1, 2005 and were fully vested on April 1, 2008.

(10)	These options were granted effective January 1, 2006 and were fully vested on January 1, 2010.

(11)	These options were granted effective January 1, 2007 and were fully vested on January 1, 2011.

(12)	These options were granted effective June 17, 2008 and would have fully vested on June 17, 2012. These options were forfeited on October 12, 2011.

(13)	These options were granted effective August 13, 2009 and would have fully vested on August 13, 2013. These options were forfeited on October 12, 2011.

(14)	These options were granted effective January 1, 2010 and would have fully vested on January 1, 2014. These options were forfeited on October 12, 2011.

(15)	These options were granted effective January 1, 2011 and would have fully vested on January 1, 2015. These options were forfeited on October 12, 2011.

(16)	This restricted stock unit award was granted effective January 1, 2009 and will be fully vested on December 31, 2011.

(17)	The amount shown represents the closing price of UGI common stock on September 30, 2011 multiplied by the number of units awarded.

(18)
The amount shown relates to a target award of performance units granted effective January 1, 2009. The performance measurement period for these performance units is January 1, 2009 through December 31, 2011. The value of the estimated number of performance units to be earned at the end of the performance period is based on the Company’s TSR for the period January 1, 2009 through September 30, 2011, relative to that of each of the companies in the S&P Utilities Index as of January 1, 2009. As of September 30, 2011, the Company’s TSR ranking qualified for 0.0 % leverage of the target number of performance units originally granted. The actual number of performance units and accompanying dividend equivalents earned may be higher based on TSR performance through the end of the performance period, or through December 31, 2011. See Compensation Discussion and Analysis — Long-Term Compensation — Fiscal 2011 Equity Awards for more information on the TSR performance goal measurements.

(19)
These performance units were awarded January 1, 2010. The measurement period for the performance goal is January 1, 2010 through December 31, 2012. The performance goal is the same as described in footnote 18, but it is measured for a different three-year period. The performance units will be payable, if at all, on January 1, 2013.

(20)
These performance units were awarded January 1, 2011. The measurement period for the performance goal is January 1, 2011 through December 31, 2013. The performance goal is the same as described in footnote 18, but it is measured for a different three-year period and the Company’s TSR is measured relative to the group of companies that comprise the Russell Midcap Utility Index, excluding telecommunications companies, as of January 1, 2011. The performance units will be payable, if at all, on January 1, 2014.

(21)
The amount shown relates to a target award of AmeriGas Partners restricted units granted effective January 1, 2009. The performance measurement period for these restricted units is January 1, 2009 through December 31, 2011. The value of the estimated number of restricted units to be earned at the end of the performance period is based on AmeriGas Partners’ TUR for the period January 1, 2009 through September 30, 2011, relative to that of each member of a peer group of publicly-traded master limited partnerships in the propane, pipeline and coal industries as of the award date. As of September 30, 2011, AmeriGas Partners’ TUR ranking qualified for 0.0% leverage of the target number of restricted units originally granted. The actual number of restricted units and accompanying distribution equivalents earned may be higher (up to 200% of the target award) than the amount shown, based on TUR performance through the end of the performance period, or through December 31, 2011. See Compensation Discussion and Analysis — Long-Term Compensation — Fiscal 2011 Equity Awards for more information on the TUR performance goal measurements.

(22)
These restricted units were awarded December 31, 2009. The measurement period for the performance goal is January 1, 2010 through December 31, 2012. The performance goal is the same as described in footnote 21, but it is measured for a different three-year period and AmeriGas Partners TUR is measured relative to that of each of the master limited partnerships in the Alerian MLP Index as of January 1, 2010. The restricted units will be payable, if at all, on January 1, 2013.

(23)
These performance units were awarded January 1, 2011. The measurement period for the performance goal is January 1, 2011 through December 31, 2013. The performance goal is the same as described in footnote 22, but it is measured for a different three-year period. The performance units will be payable, if at all, on January 1, 2014.

(24)
The amount shown relates to a target award of performance units granted effective July 28, 2009. The performance measurement period for these performance units is January 1, 2009 through December 31, 2011. The value of the estimated number of performance units to be earned at the end of the performance period is based on the Company’s TSR for the period January 1, 2009 through September 30, 2011, relative to that of each of the companies in the S&P Utilities Index as of January 1, 2009. As of September 30, 2011, the Company’s TSR ranking qualified for 0.0 % leverage of the target number of performance units originally granted. See Compensation Discussion and Analysis — Long-Term Compensation — Fiscal 2011 Equity Awards for more information on the TSR performance goal measurements.

Option Exercises and Stock Vested in Fiscal 2011
The following table sets forth (i) the number of shares of UGI Corporation common stock acquired by the named executive officers in Fiscal 2011 from the exercise of stock options, (ii) the value realized by those officers upon the exercise of stock options based on the difference between the market price for our common stock on the date of exercise and the exercise price for the options, (iii) the number of performance units and stock units previously granted to the named executive officers that vested in Fiscal 2011, and (iv) the value realized by those officers upon the vesting of such units based on the closing market price for shares of our common stock, or for Mr. Bissell, common units of AmeriGas Partners, on the vesting date.
Option Exercises and Stock Vested Table — Fiscal 2011

	Option Awards		Stock Awards
	Number of
	Shares		Number of
	Acquired on	Value Realized on	Shares Acquired	Value Realized
	Exercise	Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)
L.R. Greenberg	120,000	1,808,400	134,330	4,242,141
J.L. Walsh	100,000	888,530	51,813	1,636,255
P. Kelly	177,332	867,441	28,785	909,030
R.C. Flexon	0	0	0	0
E.V.N. Bissell	21,667	244,187	17,736	864,985
R.H. Knauss	52,333	377,688	17,271	545,418
F. Varagne	60,000	661,806	17,751	560,577

Pension Benefits
The following table shows (i) the number of years of credited service for the named executive officers under the Company’s defined benefit retirement plan (which we refer to below as the “UGI Utilities, Inc. Retirement Plan”), its supplemental executive retirement plan (which we refer to below as the “UGI SERP”), and the Antargaz Supplemental Executive Retirement Plan, (ii) the actuarial present value of accumulated benefits under those plans as of September 30, 2011, and (iii) any payments made to the named executive officers in Fiscal 2011 under those plans.
Pension Benefits Table — Fiscal 2011

		Number of	Present Value of
		Years Credited	Accumulated	Payments During
		Service	Benefit	Last Fiscal Year
Name	Plan Name	(#)	($)	($)
(a)	(b)	(c)	(d)	(e)
L.R. Greenberg	UGI SERP	31	17,468,893	0
	UGI Utilities, Inc. Retirement Plan	31	1,554,305	0
J.L. Walsh	UGI SERP	6	1,334,165	0
	UGI Utilities, Inc. Retirement Plan	6	242,094	0
P. Kelly	UGI SERP	0	0	0
	UGI Utilities, Inc. Retirement Plan	0	0	0
R.C. Flexon	None	0	0	0
E.V.N. Bissell(1)	UGI Utilities, Inc. Retirement Plan	6	33,286	0
R.H. Knauss	UGI SERP	24	1,504,682	0
	UGI Utilities, Inc. Retirement Plan	24	809,550	0
F. Varagne	Antargaz Supplemental Executive Retirement Plan	2	270,185	0

(1)	Mr. Bissell has a vested annual benefit of approximately $3,300 under the UGI Utilities, Inc. Retirement Plan based on prior credited service. Mr. Bissell is not a current participant in that plan.
The Company participates in the UGI Utilities, Inc. Retirement Income Plan, a qualified defined benefit retirement plan (“Pension Plan”) to provide retirement income to its employees hired prior to January 1, 2009. The Pension Plan pays benefits based upon final average earnings, consisting of base salary or wages and annual bonuses and years of credited service. Benefits vest after the participant completes five years of vesting service.

The Pension Plan provides normal annual retirement benefits at age 65, unreduced early retirement benefits at age 62 with ten years of service and reduced, but subsidized, early retirement benefits at age 55 with ten years of service. Employees terminating prior to early retirement eligibility are eligible to receive a benefit under the plan formula commencing at age 65 or an unsubsidized benefit as early as age 55, provided they had 10 years of service at termination. Employees who have attained age 50 with 15 years of service and are involuntarily terminated by the Company prior to age 55 are also eligible for subsidized early retirement benefits, beginning at age 55.
The Pension Plan’s normal retirement benefit formula is (A) - (B) and is shown below:
A.	= The minimum of (1) and (2), where

(1)	= 1.9% of five-year final average earnings (as defined in the Pension Plan) multiplied by years of service;

(2)	= 60% of the highest year of year of earnings; and

B.	= 1% of the estimated primary Social Security benefit multiplied by years of service
The amount of the benefit produced by the formula will be reduced by an early retirement factor based on the employee’s actual age in years and months as of his early retirement date. The reduction factors range from 65 percent at age 55 to 100 percent (no reduction) at age 62.
The normal form of benefit under the Pension Plan for a married employee is a 50 percent joint and survivor lifetime annuity. Regardless of marital status, a participant may choose from a number of lifetime annuity payments.
The Pension Plan is subject to qualified-plan Code limits on the amount of annual benefit that may be paid, and on the amount of compensation that may be taken into account in calculating retirement benefits under the plan. For 2011, the limit on the compensation that may be used is $245,000 and the limit on annual benefits payable for an employee retiring at age 65 in 2010 is $195,000. Benefits in excess of those permitted under the statutory limits are paid from the Company’s Supplemental Executive Retirement Plan, described below.
Messrs. Greenberg, Walsh, Bissell and Knauss are currently eligible for early retirement benefits under the Pension Plan.
UGI Corporation Supplemental Executive Retirement Plan
The Company’s Supplemental Executive Retirement Plan (“SERP”) is a non-qualified defined benefit plan that provides retirement benefits that would otherwise be provided under the Pension Plan to employees hired prior to January 1, 2009, but are prohibited from being paid from the Pension Plan by Code limits. The benefit paid by the SERP is approximately equal to the difference between the benefits provided under the Pension Plan to eligible participants and benefits that would have been provided by the Pension Plan if not for the limitations of the Employee Retirement Income Security Act of 1974, as amended, and the Code. Benefits vest after the participant completes 5 years of vesting service. The benefits earned under the SERP are payable in the form of a lump sum payment. For participants who attained age 50 prior to January 1, 2004, the lump sum payment is calculated using two interest rates. One rate is for the service prior to January 1, 2004 and the other is for service after January 1, 2004. The rate for pre-January 1, 2004 service is the daily average of Moody’s Aaa bond yields for the month in which the participant’s termination date occurs, plus 50 basis points, and tax-adjusted using the highest marginal federal tax rate. The interest rate for post-January 1, 2004 service is the daily average of ten-year Treasury Bond yields in effect for the month in which the participant’s termination date occurs. The latter rate is used for calculating the lump sum payment for participants attaining age 50 on or after January 1, 2004. Payment is due within 60 days after the termination of employment, except as required by Section 409A of the Code. If payment is required to be delayed by Section 409A of the Code, payment is made within 15 days after expiration of a six-month postponement period following “separation from service” as defined in the Code.
Actuarial assumptions used to determine values in the Pension Benefits Table — Fiscal 2011
The amounts shown in the Pension Benefit Table above are actuarial present values of the benefits accumulated through September 30, 2011. An actuarial present value is calculated by estimating expected future payments starting at an assumed retirement age, weighting the estimated payments by the estimated probability of surviving to each post-retirement age, and discounting the weighted payments at an assumed discount rate to reflect the time value of money. The actuarial present value represents an estimate of the amount which, if invested today at the discount rate, would be sufficient on an average basis to provide estimated future payments based on the current accumulated benefit. The assumed retirement age for each named executive is age 62, which is the earliest age at which the executive could retire without any benefit reduction due to age. Actual benefit present values will vary from these estimates depending on many factors, including an executive’s actual retirement age. The key assumptions included in the calculations are as follows:

	September 30, 2011	September 30, 2010
Discount rate for Pension Plan for all purposes and for SERP, for pre-commencement calculations	5.30%	5.00 percent
SERP lump sum rate	2.90%	3.30 percent
Discount rate for Antargaz SERP	5.00%	4.00 percent
Retirement age	62 (65 for Antargaz SERP)	62 (65 for Antargaz SERP)
Post-retirement mortality for Pension Plan	RP-2000, combined, healthy table projected to 2018 using Scale AA without collar adjustments	RP-2000, combined, healthy table projected to 2017 using Scale AA without collar adjustments
Post-retirement mortality for SERP	1994 GAR Unisex	1994 GAR Unisex
Pre-retirement mortality	None	None
Termination and disability rates	None	None
Form of payment for Pension Plan	Single life annuity	Single life annuity
Form of payment for SERP	Lump sum	Lump sum
Form of payment for Antargaz SERP	Single life annuity	Single life annuity

Antargaz Supplemental Executive Retirement Plan
Defined Benefit Plan
This plan provides supplemental retirement income to certain management-level individuals of Antargaz, including Mr. Varagne, who have at least five years of service with Antargaz. Mr. Varagne has satisfied the five-year service requirement. For purposes of accumulating benefits under the plan, benefits began accruing September 1, 2009 and Antargaz is obligated to purchase an annuity annually on behalf of Mr. Varagne. The amount of the annuity is based on Mr. Varagne’s length of service with Antargaz (up to a maximum of ten years) and Mr. Varagne’s average annual remuneration for the prior three-year period in excess of six times the government mandated retirement plan annual ceiling in France. The annuity paid may not exceed 15 percent of Mr. Varagne’s final average remuneration for the thirty-six month period immediately preceding retirement. The annuity amount is also reduced by any other supplemental retirement income, other than statutory retirement schemes, payable to Mr. Varagne. Due to Mr. Varagne’s resignation effective October 12, 2011, he is not entitled to receive benefits under the plan.
Nonqualified Deferred Compensation
The following table shows the contributions, earnings, withdrawals and account balances for each of the named executive officers who participate in the Company’s Supplemental Savings Plan, the 2009 UGI Corporation Supplemental Executive Retirement Plan for New Employees, the AmeriGas Propane, Inc. Supplemental Executive Retirement Plan (“AmeriGas SERP”), the AmeriGas Propane, Inc. Nonqualified Deferred Compensation Plan and the Antargaz Defined Contribution Plan.
Nonqualified Deferred Compensation Table — Fiscal 2011

					Aggregate		Aggregate
		Executive	Employer		Earnings	Aggregate	Balance at
		Contributions	Contributions		in Last	Withdrawals/	Last Fiscal
		in Last	in Last		Fiscal	Distributions	Year-End
Name	Plan Name	Fiscal Year ($)	Fiscal Year ($)		Year ($)	($)	($)(4)
	(a)	(b)	(c)		(d)	(e)	(f)
L.R. Greenberg	UGI Supplemental Savings Plan	0	44,434	(1)	0	0	787,615
J.L. Walsh	UGI Supplemental Savings Plan	0	22,510	(1)	0	0	136,904
P. Kelly	UGI Supplemental Savings Plan	0	0	(1)	0	0	0
R.C. Flexon	2009 UGI SERP for New Employees	0	0		0	0	0
E.V.N. Bissell	AmeriGas SERP	0	68,844	(2)	6,928	0	843,043
	AmeriGas Nonqualified Deferred Compensation Plan	0	0		1,337	0	34,444
R.H. Knauss	UGI Supplemental Savings Plan	0	8,598		0	0	50,031
	AmeriGas SERP	0	0		2,237	0	162,270
F. Varagne	Antargaz Defined Contribution Plan	0	14,032	(3)	0	0	28,530

(1)
This amount represents the employer contribution to the Company’s Supplemental Savings Plan, which is also reported in the Summary Compensation Table — Fiscal 2011 in the “All Other Compensation” column.

(2)	This amount represents the employer contribution to the AmeriGas SERP, which is also reported in the Summary Compensation Table — Fiscal 2011 in the “All Other Compensation” column.

(3)
This amount represents the employer contribution to the Antargaz Defined Contribution Plan, which is also reported in the Summary Compensation Table — Fiscal 2011 in the “All Other Compensation” column.

(4)
The aggregate balances include the following aggregate amounts previously reported in the Summary Compensation Table in prior years: Mr. Greenberg, $686,578; Mr. Walsh, $117,686; Mr. Bissell, $706,244 and Mr. Varagne, $14,498.

The UGI Corporation Supplemental Savings Plan (“SSP”) is a nonqualified deferred compensation plan that provides benefits to certain employees that would be provided under the Company’s 401(k) Savings Plan in the absence of Code limitations. Benefits vest after the participant completes five years of service. The SSP is intended to pay an amount substantially equal to the difference between the Company matching contribution that would have been made under the 401(k) Savings Plan if the Code limitations were not in effect, and the Company match actually made under the 401(k) Savings Plan. The Code compensation limit for 2009, 2010 and 2011 was $245,000. The Code contribution limit for 2009, 2010 and 2011 was $49,000. Under the SSP, the participant is credited with a Company match on compensation in excess of Code limits using the same formula applicable to contributions to the Company’s 401(k) Savings Plan, which is a match of 50 percent on the first 3 percent of eligible compensation, and a match of 25 percent on the next 3 percent, assuming that the employee contributed to the 401(k) Savings Plan the lesser of 6 percent of eligible compensation or the maximum amount permissible under the Code. Amounts credited to the participant’s account are credited with interest. The rate of interest currently in effect is the rate produced by blending the annual return on the Standard and Poor’s 500 Index (60 percent weighting) and the annual return on the Barclays Capital U.S. Aggregate Bond Index (40 percent weighting). Account balances are payable in a lump sum within 60 days after termination of employment, except as required by Section 409A of the Code. If payment is required to be delayed by Section 409A of the Code, payment is made within 15 days after expiration of a six-month postponement period following “separation from service” as defined in the Code.
The AmeriGas SERP is a nonqualified deferred compensation plan that is intended to provide retirement benefits to certain AmeriGas Propane employees. Under the plan, AmeriGas Propane credits to each participant’s account annually an amount equal to 5 percent of the participant’s compensation (salary and annual bonus) up to the Code compensation limit ($245,000 in 2011) and 10 percent of compensation in excess of such limit. In addition, if any portion of AmeriGas Propane’s matching contribution under the AmeriGas Propane, Inc. 401(k) Savings Plan (“AmeriGas 401(k) Savings Plan”) is forfeited due to nondiscrimination requirements under the Code, the forfeited amount, adjusted for earnings and losses on the amount, will be credited to a participant’s account. Benefits vest on the fifth anniversary of a participant’s employment commencement date. Participants direct the investment of their account balances among a number of funds, which are generally the same funds available to participants in the AmeriGas 401(k) Savings Plan, other than the Company’s stock fund. Account balances are payable in a lump sum within 60 days after termination of employment, except as required by Section 409A of the Code. If payment is required to be delayed by Section 409A of the Code, payment is made within 15 days after expiration of a six-month postponement period following “separation from service” as defined in the Code. Amounts payable under the AmeriGas SERP may be deferred in accordance with the Company’s 2009 Deferral Plan. See Compensation Discussion and Analysis — UGI Corporation 2009 Deferral Plan.

The AmeriGas Propane, Inc. Nonqualified Deferred Compensation Plan is a nonqualified deferred compensation plan that provides benefits to certain employees that would otherwise be provided under the AmeriGas 401(k) Savings Plan. The plan is intended to permit participants to defer up to $10,000 of annual compensation that would generally not be eligible for contribution to the AmeriGas 401(k) Savings Plan due to Code limitations and nondiscrimination requirements. Participants may direct the investment of deferred amounts into a number of funds. The funds available are the same funds available under the AmeriGas 401(k) Savings Plan, other than the UGI Corporation stock fund. Account balances are payable in a lump sum within 60 days after termination of employment, except as required by Section 409A of the Code. If payment is required to be delayed by Section 409A of the Code, payment is made within 15 days after expiration of a six-month postponement period following “separation from service” as defined in the Code.
The 2009 UGI Corporation Supplemental Executive Retirement Plan for New Employees (the “2009 UGI SERP”) is a nonqualified deferred compensation plan that is intended to provide retirement benefits to executive officers who are not eligible to participate in the Pension Plan, having been hired on or after January 1, 2009. Under the 2009 UGI SERP, the Company credits to each participant’s account annually an amount equal to 5 percent of the participant’s compensation (salary and annual bonus) up to the Code compensation limit ($245,000 in 2011) and 10 percent of compensation in excess of such limit. In addition, if any portion of the Company’s matching contribution under the UGI Utilities, Inc. 401(k) Savings Plan is forfeited due to nondiscrimination requirements under the Code, the forfeited amount, adjusted for earnings and losses on the amount, will be credited to a participant’s account. Benefits vest on the fifth anniversary of a participant’s employment commencement date. Participants direct the investment of their account balances among a number of mutual funds, which are generally the same funds available to participants in the UGI Utilities, Inc. 401(k) Savings Plan, other than the UGI stock fund. Account balances are payable in a lump sum within 60 days after termination of employment, except as required by Section 409A of the Code. If payment is required to be delayed by Section 409A of the Code, payment is made within 15 days after expiration of a six-month postponement period following “separation from service” as defined in the Code. Amounts payable under the 2009 UGI SERP may be deferred in accordance with the UGI Corporation 2009 Deferral Plan. See Compensation Discussion and Analysis — UGI Corporation 2009 Deferral Plan.
The Antargaz Supplemental Retirement Plan is a defined contribution plan which provides supplemental retirement income to certain management-level individuals of Antargaz, including Mr. Varagne, who have at least one year of service with Antargaz. Under the plan, Antargaz is obligated to contribute to Mr. Varagne’s account 5 percent of his total remuneration that is subject to social security contributions; provided that Antargaz’ 5 percent contribution will only apply to Mr. Varagne’s remuneration that is less than or equal to six times the government mandated retirement plan ceiling in France. The ceiling in 2011 was €35,352. Investment of contributions to the plan is managed by an insurance company. Upon Mr. Varagne’s retirement, payment will be made by the insurance company to Mr. Varagne in the form of a life annuity based on the contributions to Mr. Varagne’s account. Mr. Varagne is entitled to receive benefits under the plan upon retirement regardless of whether he is a corporate officer of Antargaz at the time of his retirement. Due to Mr. Varagne’s resignation effective October 12, 2011, he is not entitled to receive benefits under the plan.

Potential Payments Upon Termination or Change in Control
Severance Pay Plan for Senior Executive Employees
Named Executive Officers Employed by UGI Corporation. The UGI Corporation Senior Executive Employee Severance Plan (the “UGI Severance Plan”) provides for payment to certain senior level employees of UGI, including Messrs. Greenberg, Walsh and Knauss, in the event their employment is terminated without fault on their part. Benefits are payable to a senior executive covered by the UGI Severance Plan if the senior executive’s employment is involuntarily terminated for any reason other than for just cause or as a result of the senior executive’s death or disability. Under the UGI Severance Plan, “just cause” generally means (i) dismissal of an executive due to misappropriation of funds, (ii) substance abuse or habitual insobriety that adversely affects the executive’s ability to perform his or her job, (iii) conviction of a crime involving moral turpitude, or (iv) gross negligence in the performance of duties.
Except as provided herein, the UGI Severance Plan provides for cash payments equal to a participant’s compensation for a period of time ranging from six months to 18 months, depending on length of service (the “Continuation Period”). In the case of Mr. Greenberg, the Continuation Period is 30 months; for Mr. Walsh, the Continuation Period ranges from 12 months to 24 months, depending on length of service. In addition, a participant receives the cash equivalent of his target bonus under the Annual Bonus Plan, pro-rated for the number of months served in the fiscal year prior to termination. However, if the termination occurs in the last two months of the fiscal year, we have the discretion to determine whether the participant will receive a pro-rated target bonus, or the actual annual bonus which would have been paid after the end of the fiscal year, assuming that the participant’s entire bonus was contingent on meeting the applicable financial performance goal, pro-rated for the number of months served. The levels of severance payments were established by the Committee based on competitive practice and are reviewed by management and the Committee from time to time.
Under the UGI Severance Plan, a participant also receives a payment equal to the cost the participant would have incurred to continue medical and dental coverage under the Company’s plans for the Continuation Period (less the amount the participant would be required to contribute for such coverage if the participant were an active employee). The maximum period for calculating the payment of such benefits is 18 months (30 months in the case of Mr. Greenberg and 24 months in the case of Mr. Walsh). The UGI Severance Plan also provides for outplacement services for a period of 12 months following a participant’s termination of employment, and reimbursement for tax preparation services for the final year of employment. Provided that the participant is eligible to retire, all payments under the UGI Severance Plan may be reduced by an amount equal to the fair market value of certain equity-based awards, other than stock options, payable to the participant after the termination of employment.

In order to receive benefits under the UGI Severance Plan, a participant is required to execute a release which discharges UGI and its subsidiaries from liability for any claims the senior executive may have against any of them, other than claims for amounts or benefits due to the executive under any plan, program or contract provided by or entered into with UGI or its subsidiaries. The UGI Severance Plan also requires a senior executive to ratify any existing post-employment activities agreement (which restricts the senior executive from competing with UGI and its affiliates following termination of employment) and to cooperate in attending to matters pending at the time of termination of employment.
Named Executive Officers Employed by AmeriGas Propane. The AmeriGas Propane, Inc. Senior Executive Employee Severance Plan (the “AmeriGas Severance Plan”) provides for payment to certain senior level employees of AmeriGas Propane, including Mr. Bissell, in the event their employment is terminated without fault on their part. Specified benefits are payable to a senior executive covered by the AmeriGas Severance Plan if the senior executive’s employment is involuntarily terminated for any reason other than for just cause or as a result of the senior executive’s death or disability. Under the AmeriGas Severance Plan, “just cause” generally means (i) dismissal of an executive due to misappropriation of funds, (ii) substance abuse or habitual insobriety that adversely affects the executive’s ability to perform his job, (iii) conviction of a crime involving moral turpitude, or (iv) gross negligence in the performance of duties.
Except as provided herein, the AmeriGas Severance Plan provides for cash payments equal to a participant’s compensation for a period of time ranging from six months to 18 months, depending on length of service (the “Continuation Period”). In the case of Mr. Bissell, the Continuation Period ranges from 12 months to 24 months, depending on length of service. In addition, a participant receives the cash equivalent of his target bonus under the Annual Bonus Plan, pro-rated for the number of months served in the fiscal year. However, if the termination occurs in the last two months of the fiscal year, AmeriGas Propane has the discretion to determine whether the participant will receive a pro-rated target bonus, or the actual annual bonus which would have been paid after the end of the fiscal year, provided that the weighting to be applied to the participant’s business/financial goals under the AmeriGas Propane Annual Bonus Plan will be deemed to be 100 percent, pro-rated for the number of months served. The levels of severance payments were established by the Committee based on competitive practice and are reviewed by management and the Committee from time to time.
Under the AmeriGas Severance Plan, a participant also receives a payment equal to the cost the participant would have incurred to continue medical and dental coverage under AmeriGas Propane’s plans for the Continuation Period (less the amount the participant would be required to contribute for such coverage if the participant were an active employee). The AmeriGas Severance Plan also provides for outplacement services for a period of 12 months following a participant’s termination of employment, and reimbursement for tax preparation services for the final year of employment. Provided that the participant is eligible to retire, all payments under the AmeriGas Severance Plan may be reduced by an amount equal to the fair market value of certain equity-based awards, other than stock options, payable to the participant after the termination of employment.

In order to receive benefits under the AmeriGas Severance Plan, a participant is required to execute a release which discharges AmeriGas Propane and its affiliates from liability for any claims the senior executive may have against any of them, other than claims for amounts or benefits due to the executive under any plan, program or contract provided by or entered into with AmeriGas Propane or its affiliates. Each senior executive is also required to ratify any existing post-employment activities agreement (which restricts the senior executive from competing with AmeriGas Partners and its affiliates following termination of employment) and to cooperate in attending to matters pending at the time of termination of employment.
Severance Arrangement for Mr. Varagne
Mr. Varagne had an agreement with our French subsidiary, AGZ Holding, providing for severance benefits in the event his employment was terminated without cause on his part (the “2002 Severance Agreement”). “Cause” in this context is severe or gross negligence in the performance of his duties as Chairman of the Board and General Director of Antargaz. The agreement provided for a cash payment equal to one year of compensation, based on compensation received in the twelve months prior to the effective date of termination. Like the UGI Corporation and AmeriGas Propane, Inc. Executive Severance Plans, Mr. Varagne’s agreement required that he execute a release discharging the Company and its subsidiaries from liability in connection with the termination of his employment prior to receipt of severance payments. On October 12, 2011, Mr. Varagne entered into a settlement agreement with Antargaz and AGZ Holding (the “Settlement Agreement”), pursuant to which he resigned as chairman and chief executive officer of Antargaz, as chief executive officer of AGZ Holding and as a director of Antargaz and AGZ Holding, effective October 12, 2011. In consideration for payments made to Mr. Varagne pursuant to the Settlement Agreement, which included all amounts payable under the 2002 Severance Agreement, Mr. Varagne released the Company, Antargaz, AGZ Holding and certain other parties from any and all claims he may have against each of them.
Change in Control Arrangements
Named Executive Officers Employed by UGI Corporation. Messrs. Greenberg, Walsh, and Knauss each have an agreement with the Company which provides benefits in the event of a change in control. The agreements have a term of one year with automatic one-year extensions in May of each year, unless in each case, prior to a change in control, the Company terminates an agreement with required advance notice. In the absence of a change in control or termination by the Company, each agreement will terminate when, for any reason, the executive terminates his employment with the Company. A change in control is generally deemed to occur in the following instances:
•
Any person (other than certain persons or entities affiliated with the Company), together with all affiliates and associates of such person, acquires securities representing 20 percent or more of either (i) the then outstanding shares of common stock, or (ii) the combined voting power of the Company’s then outstanding voting securities;

•
Individuals, who at the beginning of any 24-month period constitute the Board of Directors (the “Incumbent Board”) and any new Director whose election by the Board of Directors, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the Incumbent Board, cease for any reason to constitute a majority;

•
The Company is reorganized, merged or consolidated with or into, or sells all or substantially all of its assets to, another corporation in a transaction in which former shareholders of the Company do not own more than 50 percent of, respectively, the outstanding common stock and the combined voting power of the then outstanding voting securities of the surviving or acquiring corporation; or

•	The Company is liquidated or dissolved.
The Company will provide each of Messrs. Greenberg, Walsh, and Knauss with cash benefits (“Benefits”) if we terminate his employment without “cause” or if he terminates employment for “good reason” at any time within two years following a change in control of the Company. “Cause” generally includes (i) misappropriation of funds, (ii) habitual insobriety or substance abuse, (iii) conviction of a crime involving moral turpitude, or (iv) gross negligence in the performance of duties, which gross negligence has had a material adverse effect on the business, operations, assets, properties or financial condition of the Company. “Good reason” generally includes a material diminution in authority, duties, responsibilities or base compensation; a material breach by the Company of the terms of the agreement; and substantial relocation requirements. If the events trigger a payment following a change in control, the Benefits payable to each of Messrs. Greenberg, Walsh, and Knauss will be as specified under his change in control agreement unless payments under the UGI Severance Plan described above would be greater, in which case Benefits would be provided under the UGI Severance Plan.
Benefits under this arrangement would be equal to three times the executive officer’s base salary and annual bonus. Each would also receive the cash equivalent of his target bonus, prorated for the number of months served in the fiscal year. In addition, Messrs. Greenberg, Walsh, and Knauss are each entitled to receive a payment equal to the cost he would incur if he enrolled in the Company’s medical and dental plans for three years (less the amount he would be required to contribute for such coverage if he were an active employee). Messrs. Greenberg, Walsh, and Knauss would also have benefits under the Company’s Supplemental Executive Retirement Plan calculated as if each of them had continued in employment for three years. In addition, outstanding performance units, stock units and dividend equivalents will be paid in cash based on the fair market value of the Company’s common stock in an amount equal to the greater of (i) the target award, or (ii) the award amount that would have been paid if the performance unit measurement period ended on the date of the change in control, as determined by the Compensation and Management Development Committee. For treatment of stock options, see the Grants of Plan — Based Awards Table — Fiscal 2011.
The Benefits are subject to a “conditional gross-up” for excise and related taxes in the event they would constitute “excess parachute payments,” as defined in Section 280G of the Code. The Company will provide the tax gross-up if the aggregate parachute value of Benefits is greater than 110 percent of the maximum amount that may be paid under Section 280G of the Code without imposition of an excise tax. If the parachute value does not exceed the 110 percent threshold, the Benefits for each of Messrs. Greenberg, Walsh, and Knauss will be reduced to the extent necessary to avoid imposition of the excise tax on “excess parachute payments.”

In order to receive benefits under his change in control agreement, each of Messrs. Greenberg, Walsh, and Knauss is required to execute a release which discharges the Company and its subsidiaries from liability for any claims he may have against any of them, other than claims for amounts or benefits due under any plan, program or contract provided by or entered into with the Company or its subsidiaries.
Named Executive Officers Employed by AmeriGas Propane, Inc. Mr. Bissell has an agreement with AmeriGas Propane that provides benefits in the event of a change in control. His agreement has a term of one year and is automatically extended for one-year terms in May of each year unless, prior to a change in control, AmeriGas Propane terminates his agreement with required advance notice. In the absence of a change in control or termination by AmeriGas Propane, his agreement will terminate when, for any reason, he terminates his employment with AmeriGas Propane. A change in control is generally deemed to occur in the following instances:
•
Any person (other than certain persons or entities affiliated with the Company), together with all affiliates and associates of such person, acquires securities representing 20 percent or more of either (i) the then outstanding shares of common stock, or (ii) the combined voting power of the Company’s then outstanding voting securities;

•
Individuals, who at the beginning of any 24-month period constitute the Company’s Board of Directors (the “Incumbent Board”) and any new Director whose election by the Board of Directors, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the Incumbent Board, cease for any reason to constitute a majority;

•
The Company is reorganized, merged or consolidated with or into, or sells all or substantially all of its assets to, another corporation in a transaction in which former shareholders of the Company do not own more than 50 percent of, respectively, the outstanding common stock and the combined voting power of the then outstanding voting securities of the surviving or acquiring corporation;

•
AmeriGas Propane, AmeriGas Partners or AmeriGas Propane, L.P. is reorganized, merged or consolidated with or into, or sells all or substantially all of its assets to, another entity in a transaction with respect to which all of the individuals and entities who were owners of the General Partner’s voting securities or of the outstanding units of the Partnership immediately prior to such transaction do not, following such transaction, own more than 50 percent of, respectively, the outstanding common stock and the combined voting power of the then outstanding voting securities of the surviving or acquiring corporation, or if the resulting entity is a partnership, the former unitholders do not own more than 50 percent of the outstanding common units in substantially the same proportion as their ownership immediately prior to the transaction;

•	The Company, AmeriGas Propane, AmeriGas Partners or AmeriGas Propane, L.P. (the “Operating Partnership”) is liquidated or dissolved;
•	The Company fails to own more than 50 percent of the general partnership interests of AmeriGas Partners or the Operating Partnership;
•	The Company fails to own more than 50 percent of the outstanding shares of common stock of AmeriGas Propane; or
•	AmeriGas Propane is removed as the general partner of AmeriGas Partners or the Operating Partnership.
AmeriGas Propane will provide Mr. Bissell with cash benefits (“Benefits”) if there is a termination of his employment without “cause” or if he terminates employment for “good reason” at any time within two years following a change in control. “Cause” generally includes (i) misappropriation of funds, (ii) habitual insobriety or substance abuse, (iii) conviction of a crime involving moral turpitude, or (iv) gross negligence in the performance of duties, which gross negligence has had a material adverse effect on the business, operations, assets, properties or financial condition of AmeriGas Propane. “Good reason” generally includes a material diminution in authority, duties, responsibilities or base compensation; a material breach by AmeriGas Propane of the terms of the agreement; and substantial relocation requirements. If the events trigger a payment following a change in control, the benefits payable to Mr. Bissell will be as specified under his change in control agreement unless payments under the AmeriGas Severance Plan described above would be greater, in which case Benefits would be provided under the AmeriGas Severance Plan.
Benefits under this arrangement would be equal to three times Mr. Bissell’s base salary and annual bonus. Mr. Bissell would also receive the cash equivalent of his target bonus, prorated for the number of months served in the fiscal year. In addition, he is entitled to receive a payment equal to the cost he would incur if he enrolled in AmeriGas Propane’s medical and dental plans for three years (less the amount he would be required to contribute for such coverage if he were an active employee). Mr. Bissell would also receive his benefits under the AmeriGas SERP calculated as if he had continued in employment for three years. In addition, outstanding performance units and distribution equivalents will be paid in cash based on the fair market value of AmeriGas Partners common units in an amount equal to the greater of (i) the target award, or (ii) the award amount that would have been paid if the measurement period ended on the date of the change in control, as determined by the AmeriGas Propane Compensation/Pension Committee. For treatment of stock options, see the Grants of Plan-Based Awards Table — Fiscal 2011.

The Benefits are subject to a “conditional gross-up” for excise and related taxes in the event they would constitute “excess parachute payments,” as defined in Section 280G of the Code. AmeriGas Propane will provide the tax gross-up if the aggregate parachute value of Benefits is greater than 110 percent of the maximum amount that may be paid under Section 280G of the Code without imposition of an excise tax. If the parachute value does not exceed the 110 percent threshold, the Benefits for Mr. Bissell will be reduced to the extent necessary to avoid imposition of the excise tax on “excess parachute payments.”
In order to receive benefits under his change in control agreement, Mr. Bissell is required to execute a release which discharges AmeriGas Propane and its affiliates from liability for any claims he may have against any of them, other than claims for amounts or benefits due under any plan, program or contract provided by or entered into with AmeriGas Propane or its affiliates.
Potential Payments Upon Termination or Change in Control
The amounts shown in the table below are merely estimates of the incremental amounts that would be paid out to the named executive officers if their termination had occurred on the last day of Fiscal 2011. The actual amounts to be paid out can only be determined at the time of such named executive officer’s termination of employment. The amounts set forth in the table below do not include compensation to which each named executive officer would be entitled without regard to his termination of employment, including (i) base salary and short-term incentives that have been earned but not yet paid, and (ii) amounts that have been earned, but not yet paid, under the terms of the plans reflected in the Pension Benefits Table — Fiscal 2011 and the Nonqualified Deferred Compensation Table — Fiscal 2011. There are no incremental payments in the event of voluntary resignation, termination for cause, disability or upon retirement.

Potential Payments Upon Termination or Change in Control Table — Fiscal 2011

			Equity
			Awards with	Nonqualified	Welfare &
	Severance		Accelerated	Retirement	Other
Name & Triggering Event	Pay($)		Vesting($)(3)	Benefits($)(4)	Benefits($)(5)	Total($)
L. R. Greenberg
Death	0		4,278,800	0	0	4,278,800
Involuntary Termination Without Cause	6,980,847	(1)	0	0	63,757	7,044,604
Termination Following Change in Control	8,208,428	(2)	6,117,700	4,918,610	48,908	19,293,646
J. L. Walsh
Death	0		1,721,537	0	0	1,721,537
Involuntary Termination Without Cause	2,194,782	(1)	0	0	44,194	2,238,976
Termination Following Change in Control	4,501,987	(2)	2,457,097	1,906,395	3,214,775	12,080,254
P. Kelly(6)
Death	0		0	0	0	0
Involuntary Termination Without Cause	0		0	0	0	0
Termination Following Change in Control	0		0	0	0	0
R.C. Flexon(6)
Death	0		0	0	0	0
Involuntary Termination Without Cause	0		0	0	0	0
Termination Following Change in Control	0		0	0	0	0
E. V.N. Bissell
Death	0		1,740,823	0	0	1,740,823
Involuntary Termination Without Cause	2,063,816	(1)	0	0	72,355	2,136,171
Termination Following Change in Control	2,874,683	(2)	2,400,673	247,609	85,836	5,608,801
R.H. Knauss
Death	0		976,783	0	0	976,783
Involuntary Termination Without Cause	1,126,953	(1)	0	0	47,454	1,174,407
Termination Following Change in Control	2,105,799	(2)	1,265,753	1,407,708	1,702,023	6,481,283
F. Varagne(7)
Involuntary Termination Without Cause	1,380,000		0	0	13,800	1,393,800

(1)
Amounts shown under “Severance Pay” in the case of involuntary termination without cause are calculated under the terms of the UGI Severance Plan for Messrs. Greenberg, Walsh and Knauss and the AmeriGas Severance Plan for Mr. Bissell. We assumed that 100 percent of the target annual bonus was paid. See footnote 7 for Mr. Varagne.

(2)	Amounts shown under “Severance Pay” in the case of termination following a change in control are calculated under the officer’s change in control agreement.

(3)
In calculating the amounts shown under “Equity Awards with Accelerated Vesting” we assumed (i) the continuation of the Company’s dividend (and AmeriGas Partner’s distribution, as applicable) at the rate in effect on September 30, 2011; and (ii) performance at the greater of actual through September 30, 2011 or at target levels with respect to performance units.

(4)	Amounts shown under “Nonqualified Retirement Benefits” are in addition to amounts shown in the Pension Benefits Table — Fiscal 2011 and the Nonqualified Deferred Compensation Table — Fiscal 2011.

(5)
Amounts shown under “Welfare and Other Benefits” include estimated payments for (i) medical and dental insurance premiums, (ii) outplacement services, (iii) tax preparation services, (iv) only in the case of Mr. Varagne, legal services, and (v) an estimated Code Section 280G tax gross-up payment of $3,165,867 for Mr. Walsh and $1,653,115 for Mr. Knauss in the event of a change in control.

(6)	Messrs. Kelly and Flexon voluntarily resigned during Fiscal 2011.

(7)
On October 12, 2011, Mr. Varagne entered into the Settlement Agreement, pursuant to which he resigned as chairman and chief executive officer of Antargaz, as chief executive officer of AGZ Holding and as a director of Antargaz and AGZ Holding, effective October 12, 2011. In consideration for payments made to Mr. Varagne pursuant to the Settlement Agreement, which included all amounts payable under the 2002 Severance Agreement, Mr. Varagne released the Company, Antargaz, AGZ Holding and certain other parties from any and all claims he may have against each of them. The Company converted Mr. Varagne’s payments into U.S. dollars based on an exchange rate of $1.38 per euro on October 12, 2011.

Director and Officer Stock Ownership Policies
The following policies are designed to encourage growth in shareholder value by closely linking Directors’ and executives’ risks and rewards with the Company’s total Shareholder return.
The Board of Directors has a policy requiring Directors to own Company common stock, together with stock units, in an aggregate amount equal to three times the Director’s annual cash retainer, and to achieve the target level of common stock ownership within five years after joining the Board.
The Company has a policy, approved by the Board of Directors, that requires individuals in key management positions with the Company and its subsidiaries to own significant amounts of common stock. See Compensation Discussion and Analysis — Stock Ownership Guidelines.
Market Price of Shares
The closing price of our Stock, as reported on the New York Stock Exchange Composite Tape on November 14, 2011, was $29.23.

Item 2 — Advisory Vote on UGI Corporation’s Executive Compensation
Pursuant to Section 14A of the Exchange Act, the Company is providing shareholders with the opportunity to cast an advisory, non-binding vote to approve the compensation of our named executive officers. The compensation of our named executive officers is disclosed under the headings Compensation Discussion and Analysis and Compensation of Executive Officers, beginning on pages 25 and 51 of this proxy statement, respectively.
We believe that we closely align the interests of our named executive officers and our shareholders. As described in our Compensation Discussion and Analysis, our compensation program for our named executive officers is designed to provide a competitive level of total compensation, to motivate and encourage our executive officers to contribute to the Company’s success and to effectively link our executives’ compensation to our financial performance and sustainable growth in shareholder value. Our Compensation Discussion and Analysis also describes in detail the components of our executive compensation program and the process by which, and the reasons why, the independent members of our Board of Directors and our Compensation and Management Development Committee make executive compensation decisions.
In making executive compensation decisions, our Compensation and Management Development Committee seeks to implement and maintain sound compensation and corporate governance practices, which include the following:
•	Our Compensation and Management Development Committee is composed entirely of directors who are independent, as defined in the corporate governance listing standards of the New York Stock Exchange.
•	Our Compensation and Management Development Committee utilizes the services of Pay Governance LLC (“Pay Governance”), an independent outside compensation consultant.
•
The Company allocates a substantial portion of compensation to performance-based compensation. In Fiscal 2011, 80% of the principal compensation components, in the case of Mr. Greenberg, and 62% to 74% of the principal compensation components, in the case of all other named executive officers, were variable and tied to financial performance or total shareholder return.

•
The Company awards a substantial portion of compensation in the form of long-term awards, namely, stock options and performance units, so that executive officers’ interests are aligned with shareholders’ interests and long-term Company performance.

•
Annual bonus opportunities for the named executive officers are based on key financial metrics. Similarly, long-term incentives are based on UGI Corporation common stock values and relative stock price performance (or, in the case of Mr. Bissell, performance relative to AmeriGas Partners common units).

•	We require termination of employment for payment under our change in control agreements (referred to as a “double trigger”).
•	We have meaningful stock ownership guidelines.
This vote is advisory, which means that the vote on executive compensation is not binding on the Company, our Board of Directors or the Compensation and Management Development Committee. The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers. The Board of Directors and the Compensation and Management Development Committee expect to take into account the outcome of this vote when considering future executive compensation decisions and will evaluate whether any actions are necessary to address shareholders’ concerns, to the extent a significant number of our shareholders vote against our compensation program.
Accordingly, we ask our shareholders to vote on the following resolution at the Annual Meeting:
RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including our Compensation Discussion and Analysis, compensation tables, and the related narrative discussion, is hereby APPROVED.
The Board of Directors of UGI Corporation unanimously recommends a vote FOR the approval of the compensation paid to our named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and the related narrative discussion in this Proxy Statement.

Item 3 — Advisory Vote on the Frequency of Future Advisory Votes on UGI Corporation’s Executive Compensation
Pursuant to Section 14A of the Exchange Act, the Company is also providing shareholders with the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently to cast future advisory votes on the compensation of our named executive officers. Shareholders may indicate whether they would prefer that the Company conduct future advisory votes on executive compensation once every one, two, or three years.
The Board of Directors of UGI Corporation has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for the Company and recommends that shareholders vote for a one-year interval for the advisory vote on executive compensation.
In determining to recommend that shareholders vote for a frequency of once every year, the Board of Directors considered that an annual advisory vote on executive compensation will allow for frequent input from our shareholders on our compensation philosophy, policies and practices, rather than infrequent feedback every two or three years. Similarly, any shareholder concerns about our executive compensation program can be expressed through a vote without having to wait two or three years. In addition, the Board of Directors considered survey data on our institutional shareholders’ preferences as to the frequency of the advisory vote to approve the named executive officers’ compensation.
The vote on the frequency of the advisory vote on executive compensation is advisory only. This means that the vote on executive compensation is not binding on the Company, the Board of Directors, or the Compensation and Management Development Committee. The Company recognizes that shareholders may have different views as to the best approach for the Company. The Board of Directors and the Compensation and Management Development Committee will take into account the outcome of the vote; however, when considering the frequency of future advisory votes on executive compensation, the Board of Directors may decide that it is in the best interests of our shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than the frequency receiving the most votes cast by our shareholders. Also, in accordance with applicable law, shareholders will have the opportunity to recommend the frequency of future advisory votes on executive compensation at least once every six years.

Shareholders may cast a vote on the preferred voting frequency by selecting the option of one year, two years, or three years (or abstain) when voting in response to the following resolution:
RESOLVED, that the shareholders determine, on an advisory basis, whether the preferred frequency of an advisory vote on the executive compensation of the Company’s named executive officers should be every one year, every two years, or every three years.
The enclosed proxy card provides shareholders with the opportunity to choose among four options (holding the vote every one, two, or three years, or abstain from voting) and, therefore, shareholders will not be voting to approve or disapprove the recommendation of the Board of Directors.
The Board of Directors of UGI Corporation unanimously recommends that an advisory vote on executive compensation be held every one (1) year.
Item 4 — Ratification of Appointment of Independent Registered Public Accounting firm
The Audit Committee of the Board of Directors appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm to examine and report on the consolidated financial statements of the Company for Fiscal 2012 and recommends that shareholders ratify the appointment. If shareholders do not ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee will consider the appointment of another independent registered public accounting firm. One or more representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting. They will have the opportunity to respond to appropriate questions and to make a statement if they wish to do so.
The Board of Directors of UGI Corporation unanimously recommends a vote FOR this proposal.
Item 5 — Other Matters
The Board of Directors is not aware of any other matter to be presented for action at the meeting. If any other matter requiring a vote of shareholders should arise, the Proxies (or their substitutes) will vote in accordance with their best judgment.

Directions to The Desmond Hotel and Conference Center
Directions from Philadelphia. Take the Schuylkill Expressway (I-76) West. Follow I-76 West to Route 202 South. Take Route 202 South to the Great Valley/Route 29 North Exit. At the end of the ramp, proceed through the light onto Liberty Boulevard. The Desmond will be on the right.
Directions from South Jersey. Take I-95 South to Route 322 West. Take 322 West to Route 1 South to Route 202 North. Take Route 202 North to Great Valley/Route 29 North Exit. Turn right onto Route 29 North. Turn right at second light onto Liberty Boulevard. The Desmond will be on the left.
Directions from Philadelphia Airport. Take I-95 South to 476 North. Follow 476 North to the Schuylkill Expressway (I-76) West to Route 202 South. Take Route 202 South to the Great Valley/Route 29 North Exit. At the end of the ramp, proceed through the light onto Liberty Boulevard. The Desmond will be on the right.
Directions from Wilmington and Points South (Delaware and Maryland). Take I-95 North to Route 202 North to the Great Valley/Route 29 North Exit. Turn right onto Route 29 North. Turn right at second light onto Liberty Boulevard. The Desmond will be on the left.
Directions from New York and Points North. Take the New Jersey Turnpike South to Exit 6, the Pennsylvania Turnpike extension. Follow the Turnpike West to Exit 326, Valley Forge. Take Route 202 South to the Great Valley/Route 29 North Exit. At the end of the ramp, proceed through the light onto Liberty Boulevard. The Desmond will be on the right.
Directions from Harrisburg and Points West. Take the Pennsylvania Turnpike East to Exit 326, Valley Forge. Take Route 202 South to Great Valley/Route 29 North Exit. At the end of the ramp, proceed through the light onto Liberty Boulevard. The Desmond will be on the right.

Electronic Voting Instructions

You can vote by Internet or telephone.
Available 24 hours a day, 7 days a week.

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 9:00 a.m., Eastern Standard Time, on January 19, 2012.

Vote by Internet • Log on to the Internet and go to www.envisionreports.com/UGI
• Follow the steps outlined on the secure website.

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card
▼ IF YOU HAVE NOT VOTED OVER THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends that you vote FOR Numbers 1, 2, and 4 and 1 Year for Number 3.

1.	Election of Directors:	01 - S.D. Ban	02 - L.R. Greenberg	03 - M.O. Schlanger	04 - A. Pol	+
		05 - E.E. Jones	06 - J.L. Walsh	07 - R.B. Vincent	08 - M.S. Puccio
		09 - R.W. Gochnauer	10 - F.S. Hermance

☐	Mark here to vote FOR all nominees	☐		Mark here to WITHHOLD vote from all nominees

		01	02	03	04	05	06	07	08	09	10
☐	For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	☐	☐	☐	☐	☐	☐	☐	☐	☐	☐

		For	Against	Abstain			1 Year	2 Years	3 Years	Abstain
2.	Proposal to approve resolution on executive compensation.	☐	☐	☐	3.	Recommend the frequency of future advisory votes on executive compensation.	☐	☐	☐	☐

		For	Against	Abstain
4.	Ratification of Appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.	☐	☐	☐

B Non-Voting Items
Change of Address — Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼ IF YOU HAVE NOT VOTED OVER THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — UGI CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF UGI CORPORATION
The undersigned hereby appoints Marvin O. Schlanger, Lon R. Greenberg and Stephen D. Ban, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of UGI Corporation Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held January 19, 2012 or at any adjournment thereof, with all powers which the undersigned would possess if present at the Meeting.
For the participants in the UGI Utilities, Inc. Savings Plan, AmeriGas Propane, Inc. Savings Plan, and the UGI HVAC Enterprises, Inc. Savings Plan (together, the “Plans”), this Proxy Card will constitute voting instructions to the Trustee under the Plans, as indicated by me on the reverse side, but, if I make no indication as to a particular matter, then as recommended by the Board of Directors on such matter, and in their discretion, upon such other matters as may properly come before the Meeting. The Trustee will keep my vote completely confidential. If the Trustee does not receive my executed Proxy by January 16, 2012, I understand the Trustee will vote the shares represented by this Proxy in the same proportion as it votes those shares for which it does receive a properly executed Proxy.
(Continued, and to be marked, dated and signed, on the other side)

Notice of Annual Meeting of Shareholders	1234 5678 9012 345

Important Notice Regarding the Availability of Proxy Materials for the
UGI Corporation Shareholder Meeting to be Held on January 19, 2012
Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the Annual Meeting of Shareholders are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and the location of the Annual Meeting are on the reverse side. Your vote is important!
This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The proxy statement and annual report to shareholders are available at:
www.envisionreports.com/UGI

Easy Online Access — A Convenient Way to View Proxy Materials and Vote
When you go online to view materials, you can also vote your shares.
Step 1: Go to www.envisionreports.com/UGI to view the materials.
Step 2: Click on Cast Your Vote or Request Materials.
Step 3: Follow the instructions on the screen to log in.
Step 4: Make your selection as instructed on each screen to select delivery preferences and vote.

When you go online, you can also help the environment by consenting to receive electronic delivery of future materials.

Obtaining a Copy of the Proxy Materials – If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before January 9, 2012 to facilitate timely delivery.
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Shareholder Meeting Notice

UGI Corporation’s Annual Meeting of Shareholders will be held on January 19, 2012 at The Desmond Hotel and Conference Center, Ballrooms A and B, One Liberty Boulevard, Malvern, Pennsylvania 19355, at 10:00 a.m. Eastern Standard Time.
Proposals to be voted on at the meeting are listed below along with the Board of Directors’ recommendations.
The Board of Directors recommends that you vote FOR Numbers 1, 2, and 4 and 1 Year for Number 3.

1. Election of Directors:	01 - S.D. Ban	02 - L.R. Greenberg	03 - M.O. Schlanger	04 - A. Pol
	05 - E.E. Jones	06 - J.L. Walsh	07 - R.B. Vincent	08 - M.S. Puccio
	09 - R.W. Gochnauer	10 - F.S. Hermance
2. Proposal to approve resolution on executive compensation.
3. Recommend the frequency of future advisory votes on executive compensation.
4. Ratification of Appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.
PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must vote online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you.

DIRECTIONS TO THE DESMOND HOTEL AND CONFERENCE CENTER
Directions from Philadelphia. Take the Schuylkill Expressway (I-76) West. Follow I-76 West to Route 202 South. Take Route 202 South to the Great Valley/Route 29 North Exit. At the end of the ramp, proceed through the light onto Liberty Boulevard. The Desmond will be on the right.
Directions from South Jersey. Take I-95 South to Route 322 West. Take 322 West to Route 1 South to Route 202 North. Take Route 202 North to Great Valley/Route 29 North Exit. Turn right onto Route 29 North. Turn right at second light onto Liberty Boulevard. The Desmond will be on the left.
Directions from Philadelphia Airport. Take I-95 South to 476 North. Follow 476 North to the Schuylkill Expressway (I-76) West to Route 202 South. Take Route 202 South to the Great Valley/Route 29 North Exit. At the end of the ramp, proceed through the light onto Liberty Boulevard. The Desmond will be on the right.
Directions from Wilmington and Points South (Delaware and Maryland). Take I-95 North to Route 202 North to the Great Valley/Route 29 North Exit. Turn right onto Route 29 North. Turn right at second light onto Liberty Boulevard. The Desmond will be on the left.
Directions from New York and Points North. Take the New Jersey Turnpike South to Exit 6, the Pennsylvania Turnpike extension. Follow the Turnpike West to Exit 326, Valley Forge. Take Route 202 South to the Great Valley/Route 29 North Exit. At the end of the ramp, proceed through the light onto Liberty Boulevard. The Desmond will be on the right.
Directions from Harrisburg and Points West. Take the Pennsylvania Turnpike East to Exit 326, Valley Forge. Take Route 202 South to Great Valley/Route 29 North Exit. At the end of the ramp, proceed through the light onto Liberty Boulevard. The Desmond will be on the right.

Here’s how to order a copy of the proxy materials and select a future delivery preference:

Paper copies: Current and future paper delivery requests can be submitted using the telephone, Internet or email options below.

Email copies: Current and future email delivery requests must be submitted over the Internet following the instructions below. If you request an email copy of current materials you will receive an email with a link to the materials.

PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a set of proxy materials.

→ Internet – Go to www.envisionreports.com/UGI. Click Cast Your Vote or Request Materials. Follow the instructions to log in and order a paper or email copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials.

→ Telephone – Call us free of charge at 1-866-641-4276 using a touch-tone phone and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings.

→ Email – Send an email to investorvote@computershare.com with “Proxy Materials UGI Corporation” in the subject line. Include in the message your full name and address, plus the number located in the shaded bar on the reverse, and state in the email that you want a paper copy of current meeting materials. You can also state your preference to receive a paper copy for future meetings.

To facilitate timely delivery, all requests for a paper copy of the proxy materials should be made by January 9, 2012.
01E46C